                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:
    [X] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission Only (as
                                                          permitted by Rule 14a-6(e)(2))
    [ ] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Under Rule 14a-12

                       FIRST WASHINGTON REALTY TRUST, INC.
  ------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

  ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [X] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                      FIRST WASHINGTON REALTY TRUST, INC.
                       4350 EAST-WEST HIGHWAY, SUITE 400
                            BETHESDA, MARYLAND 20814

                                                     December [          ], 2000

Dear Stockholder:

     We cordially invite you to attend a special meeting of stockholders of
First Washington Realty Trust, Inc. to be held at [          ], at [10:00 a.m.],
local time, on January [     ], 2001. At the special meeting, we will ask you to
consider and approve our plan of liquidation and, in connection with this plan, the disposition of substantially all of our assets to, and the merger with and into, affiliates of U.S. Retail Partners, LLC, a joint venture affiliate of the California Public Employees' Retirement System.

     We estimate that the net proceeds of these transactions, after the payment of debt, transaction expenses and other liabilities, will result in the distribution to each holder of our common stock of approximately $26.00 per share, and to each holder of Series A Cumulative Participating Convertible preferred stock of approximately $33.33 per share. However, the actual amounts paid may vary according to a number of factors, including, but not limited to, transaction expenses, First Washington Realty Trust's operations prior to the closing of the transactions and closing adjustments described in greater detail in the accompanying proxy statement.

     Our board of directors unanimously approved the transactions and concluded that the transactions are advisable and in the best interests of our stockholders and unanimously recommends that our stockholders approve the transactions. Our board of directors considered a number of factors in evaluating the transactions, including the positive recommendation of a special committee of our board of directors, consisting of independent directors, and the fairness opinion, dated September 27, 2000, of Chase Securities Inc., our financial advisor. You should carefully read the entire written fairness opinion of Chase Securities Inc., which is attached as Exhibit E to the accompanying proxy statement.

     The transaction agreements require that all conditions to each step of the transactions be satisfied or waived before any step of the transactions can be consummated, so that no step of the transactions will be completed unless all the transactions are completed. The parties contemplate that the transactions will occur on the same day in the following manner:

     (1) the sale by First Washington Realty Trust to an affiliate of U.S. Retail Partners, LLC, of substantially all of First Washington Realty Trust's assets other than six properties subject to contractual restrictions on their sale;

     (2) the conversion of First Washington Realty Trust's general partnership interest (including both common units and preferred units) in the operating partnership, into a 1% general partnership interest and Series A Common Units of limited partnership interest representing our remaining interest in the operating partnership;

     (3) the sale of this newly converted limited partnership interest by First Washington Realty Trust to an affiliate of U.S. Retail Partners, LLC;

     (4) the merger of First Washington Realty Trust into an affiliate of U.S. Retail Partners, LLC; and

     (5) the merger of the operating partnership with and into an affiliate of U.S. Retail Partners, LLC.

     Your vote on these matters is very important. The transactions must be approved by holders of a majority of our common stock. If the transactions are approved by the requisite holders of our common stock, the closing of the transactions will occur as soon after the special meeting as all other conditions to the closing of the transactions are satisfied or waived.

     The accompanying proxy statement contains a summary of the transactions and additional information about the parties involved. Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
                                          Sincerely,

                                          /s/ STUART D. HALPERT
                                          --------------------------------------
                                          Stuart D. Halpert
                                          Chairman

                                          /s/ WILLIAM J. WOLFE
                                          --------------------------------------
                                          William J. Wolfe
                                          President and Chief Executive Officer

                      FIRST WASHINGTON REALTY TRUST, INC.
                       4350 EAST-WEST HIGHWAY, SUITE 400
                            BETHESDA, MARYLAND 20814

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY [  ], 2001

To our Stockholders:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Washington Realty Trust, Inc., a Maryland corporation, will be held at
[          ], on January [  ], 2001, at 10:00 a.m., local time, for the following purposes:

          1. to consider and approve the adoption of First Washington Realty Trust's plan of liquidation and, in connection with this plan, the sale of substantially all of our assets to, and the merger with and into, affiliates of U.S. Retail Partners, LLC, a Delaware limited liability company and a joint venture of the California Public Employees' Retirement System, in the manner described in the accompanying proxy statement; and

          2. to transact any other business as may properly come before the special meeting and any adjournments or postponements of that meeting or matters incidental thereto.

     Our board of directors has fixed the close of business on December 5, 2000 as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of that meeting. A form of proxy and a proxy statement containing more detailed information regarding matters to be considered at the special meeting accompany and are a part of this notice.

     All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have already returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JEFFREY S. DISTENFELD
                                          --------------------------------------
                                          Jeffrey S. Distenfeld
                                          Secretary

December [  ], 2000

                      FIRST WASHINGTON REALTY TRUST, INC.
                       4350 EAST-WEST HIGHWAY, SUITE 400
                            BETHESDA, MARYLAND 20814
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON JANUARY [     ], 2001

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions, you should carefully read this entire document, as well as the additional documents to which we refer you, including the transaction agreements attached as Exhibits A, B, C and D. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to
our stockholders on or about December [     ], 2000.

PARTIES TO THE TRANSACTIONS (PAGE [          ])

     - First Washington Realty Trust, Inc. We are a Maryland corporation qualified as a real estate investment trust, which we refer to as a "REIT", with expertise in acquisitions, property management, leasing, renovation and development of principally supermarket-anchored neighborhood shopping centers. We conduct substantially all of our operations through our operating partnership, First Washington Realty Limited Partnership, which is described below. We refer to ourselves as the "Company", "we", "us" or "our". Our principal office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and the telephone number of our offices is (301) 907-7800.

     - First Washington Realty Limited Partnership. First Washington Realty Limited Partnership, which we refer to as the "Operating Partnership", is the Maryland limited partnership through which the Company conducts substantially all of the operations of the Company and its subsidiaries. The Operating Partnership's principal office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and the telephone number of its offices is (301) 907-7800.

     - The USRP Entities. The acquiring parties, which we refer to as the "USRP Entities", consist of (1) USRP GP, LLC, a Delaware limited liability company, which we refer to as "MergerCo", (2) US Retail Partners Limited Partnership, a Delaware limited partnership, which we refer to as "MergerLP", (3) USRP LP, LLC, a Delaware limited liability company, (4) USRP I, LLC, a Delaware limited liability company, and (5) U.S. Retail Partners, LLC, a Delaware limited liability company. MergerCo, MergerLP, USRP LP, LLC and USRP I, LLC have been formed solely for the purpose of engaging in the transactions. U.S. Retail Partners, LLC is a joint venture affiliate of the California Public Employees' Retirement System, which we refer to as "CalPERS", and National Retail Partners, LLC, a Delaware limited liability company. CalPERS is the largest public pension fund in the United States, with over $177 billion in assets as of August 31, 2000. The principal office of each of the USRP Entities is: 10135 SE Sunnyside Road, Ste. 250, Clackamas, Oregon 97015 and the telephone number of its offices is (503) 513-4660.

THE TRANSACTIONS (PAGE [          ])

     - In a series of transactions, we will sell substantially all of our assets and merge with and into MergerCo. These transactions will be accomplished under four transaction agreements attached to this proxy statement as exhibits A, B, C and D, all of which are incorporated into this proxy statement by reference. We estimate that the aggregate consideration to be paid to the stockholders and the Operating Partnership's limited partners in the transactions will equal approximately $805 million. This amount includes consideration paid by the USRP Entities under the transaction agreements, including assumption of debt, as well as the Company's and its subsidiaries' cash on hand immediately prior to the closing of the transactions, which will be distributed with the proceeds of the asset sale described in "Terms of the
      Transactions -- Asset Sale". In connection with the transaction agreements and the transactions, we are proposing that holders of our common stock adopt the plan of liquidation attached to this proxy statement as exhibit F.

     - We estimate that the net proceeds of these transactions, after the payment of debt, transaction expenses and other liabilities, will result in the distribution to each holder of our common stock of approximately $26.00 per share, and to each holder of Series A Cumulative Participating Convertible preferred stock, which we refer to as our "Series A preferred stock", of approximately $33.33 per share. However, the actual amount paid to the holders of our stock may vary according to a number of factors, including, but not limited to, transaction expenses, our operations prior to the closing of the transactions and closing adjustments described in "Terms of the Transactions". See "The Transactions -- Sources and Uses of Distribution Proceeds and Merger Consideration".

     - The transaction agreements require that all conditions to each step of the transactions be satisfied or waived before any step of the transactions can be consummated, so that no step of the transactions will be completed unless all the transactions are completed. The parties contemplate that the transactions will occur on the same day in the following order.

        (1) The Company and its subsidiaries will sell to USRP I, LLC substantially all of the assets of the Company and its subsidiaries, other than six properties subject to contractual restrictions on their sale, in exchange for a purchase price of $673,987,783, less the outstanding balance of loans assumed by USRP I, LLC, and subject to adjustments, including for net working capital, described in "Terms of the Transactions -- Asset Sale". After paying down debt and other obligations, the net proceeds of the Asset Sale, which we estimate will equal approximately $371,875,000, will be distributed to the Operating Partnership's partners and our stockholders. We refer to this sale as the "Asset Sale".

        (2) Except for a 1% general partnership interest, the Operating Partnership will convert all of our general partnership interest, including both common units and preferred units, in the Operating Partnership into Series A Common Units of limited partnership interest in the Operating Partnership.

        (3) We will then sell this limited partnership interest to USRP LP, LLC, which we refer to as the "Interest Sale", in exchange for a promissory note in an amount we estimate to equal approximately $60,712,000, subject to adjustment for debt, and based on the current percentage interests in the Operating Partnership.

        (4) We will merge with and into MergerCo simultaneously with the Operating Partnership merging with and into MergerLP, in each case, for cash, except to the extent the Operating Partnership's limited partners elect to receive preferred units of limited partnership interest in MergerLP. We refer to our merger into MergerCo as the "Company Merger", the Operating Partnership's merger into MergerLP as the "Partnership Merger" and both mergers together as the "mergers".

     - As a result of the completion of the transactions, all of our assets, including our initially retained 1% general partnership interest in the Operating Partnership, which will by virtue of the Partnership Merger become a general partnership interest in MergerLP, and the promissory note delivered in exchange for the Series A Common Units, will become assets of MergerCo.

     - After the completion of the transactions, we will cease to exist as a separate legal entity and our stockholders will have no continuing interest in, and will not share in the future earnings, dividends or growth, if any, of the surviving company, MergerCo. In addition, after the transactions have been completed, our common stock and Series A preferred stock will no longer be listed on the New York Stock Exchange or registered with the Securities and Exchange Commission.

REASONS FOR THE TRANSACTIONS (PAGE [     ])

     - In reaching their conclusions to approve the transactions, our board of directors and a special committee of independent directors organized to review and evaluate the fairness of the transactions each consulted their outside legal counsel and our management and considered the advice of Chase Securities Inc., our financial advisor in connection with the transactions. In addition, the special committee and our board of directors considered the short-term and long-term interests of the Company and its stockholders and the Operating Partnership and its partners, focusing on a variety of business, financial and market factors, including, without limitation, the following:

     Negative Factors

     - The completion of the transactions will preclude our stockholders from having the opportunity to participate in the future growth of the assets of the Company and its subsidiaries.

     - The transactions will be a taxable transaction to our stockholders.

     - A number of members of our management have interests in the transactions that may conflict with the interest of our stockholders.

     Positive Factors

     - The consideration to be received by our common stockholders in the transactions represents a significant premium over the recent price of our common stock.

     - The special committee and our board of directors considered the increasingly prevalent view that institutional REIT investors are becoming more focused on companies with larger market capitalizations that offer greater liquidity.

     - The current state of the capital markets, which has been ongoing for the last two years, along with our obligation as a REIT to distribute most of our cash flow to stockholders, could make it difficult for us over the long term to raise the capital necessary to increase our size, scale and market capitalization.

     - The special committee and our board of directors considered as favorable to their determinations the fairness opinion of Chase described in the section entitled "Fairness Opinion" below.

     - The special committee and our board of directors believe the USRP Entities are likely to be able consummate the transactions.

     - The transaction agreements provide our board of directors with a limited right to terminate the transaction agreements if a more favorable transaction is proposed.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (PAGE
[     ])

     - At a meeting on September 25, 2000, both the special committee and our entire board of directors determined that the transactions were fair to, and in the best interests of, the Company and its stockholders, unanimously approved the liquidation of the Company, the transactions and the transaction agreements, and unanimously recommended that our stockholders approve the liquidation of the Company and the transactions.

FAIRNESS OPINION (PAGE [          ])

     - Chase has acted as our financial advisor in connection with the transactions. Chase delivered to our board of directors an opinion to the effect that, as of September 27, 2000, and based upon and subject to the various qualifications and assumptions set forth in the opinion:

        (1) the consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement, including the assumption of certain liabilities as provided therein, was fair, from a financial point of view, to the Operating Partnership and

        (2) the consideration to be paid by MergerCo and MergerLP pursuant to the merger agreement and the consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement, including the assumption of certain liabilities as provided therein, taken together as a whole and not separately, was fair, from a financial point of view, to the Company and its stockholders and the Operating Partnership and its partners.

     The full text of Chase's written opinion, dated September 27, 2000, which sets forth the assumptions made, procedures followed, matters considered and limits of the review performed by Chase in arriving at its opinion, is attached as Exhibit E to, and is incorporated by reference in, this proxy statement. Chase's opinion does not constitute a recommendation as to how any stockholder should vote regarding the transactions. You should carefully read the opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS (PAGE [          ])

     - Some of our directors, executive officers and employees have interests in the transactions that may differ from your interests as a stockholder. Our board of directors and the special committee were aware of these interests and considered them, among other matters, in approving and recommending the transactions and the transaction agreements.

          - Severance Payments. Stuart D. Halpert's and William J. Wolfe's employment agreements with the Company will result in Messrs. Halpert and Wolfe each receiving a cash severance payment of approximately $3,475,000, as well as a gross-up payment of approximately $2,526,000 to offset any federal excise tax incurred on the receipt of severance and other payments resulting from the transactions.

          - Retention Bonuses. The Company will pay retention bonuses of approximately $2,080,000 in the aggregate to James G. Blumenthal, Jeffrey S. Distenfeld, James G. Pounds, Kenneth I. Miller and Christine Schaaf and approximately $1,000,000 in the aggregate to other employees.

          - Restricted and/or Contingent Stock. Messrs. Halpert, Wolfe, Blumenthal, Distenfeld and Pounds, as well as other employees, hold restricted shares of our common stock, which will become fully vested and unrestricted as a result of the transactions. In addition, Messrs. Halpert and Wolfe hold contingent shares of our common stock, which will be settled in cash as a result of the transactions.

          - Stock Options. Members of our management, as well as other employees and directors, hold options on our common stock, which will be accelerated and settled in cash in an amount for each option equal to the excess of the aggregate transaction consideration payable for the underlying stock over the applicable aggregate exercise price.

          - Management Agreement. Messrs. Halpert and Wolfe and their jointly-owned company, FRW, Inc., a Maryland corporation, entered into a management agreement with USRP I, LLC and MergerLP, which we refer to as the "management agreement". Under the management agreement FRW, Inc. has agreed (1) to manage the properties to be acquired by USRP I LLC and Merger LP for a three-year period, (2) to acquire the furniture, fixtures and equipment of the Company's current management company and (3) to assume all liabilities relating to the Company's employee benefits plans and similar plans, and to assume the leases entered into by the Company's current management company, and FRW, Inc. and Messrs. Halpert and Wolfe have agreed to a covenant not to compete.

               Messrs. Halpert and Wolfe have each personally agreed to a number of additional covenants regarding the services they will render under the management agreement, including to provide consulting services to U.S. Retail Partners, LLC, as needed, to help implement CalPERS' East Coast shopping center strategy. In exchange for these covenants and services, the management agreement provides for: (1) retention payments to Messrs. Halpert and Wolfe of $4,000,000 each, subject to forfeiture and reimbursement if specified duties are not satisfied during the initial three-year term; (2) retention payments to other members of our senior management of

         $4,500,000 in the aggregate; and (3) fees for services, including property management fees, acquisition fees, leasing fees and other similar fees and incentives described in "Terms of the Transactions -- Management Agreement with FRW, Inc."

THE SPECIAL MEETING (PAGE [          ])

     - The special meeting of our stockholders will be held at [          ], on
       [          , January           ], 2001, at 10:00 a.m., local time. At the
       special meeting, the holders of our common stock will be asked to consider and vote upon a proposal to approve the transactions.

RECORD DATE AND VOTING POWER (PAGE [          ])

     - Our board of directors has fixed the close of business on December 5 , 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, we had (a)
       [          ] outstanding shares of our common stock held by approximately
       [          ] stockholders of record and (b) [          ] outstanding
       shares of our Series A preferred stock held by approximately [          ]
       stockholders of record. Holders of outstanding shares of our Series A preferred stock are not entitled to vote on the transactions. We have no other class of voting securities outstanding.

     - Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

QUORUM AND VOTE REQUIRED (PAGE [          ])

     - Our charter and bylaws require (a) the presence, in person or by duly executed proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting in order to constitute a quorum and (b) the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast at the special meeting in order to approve the transactions. Messrs. Halpert and Wolfe have signed voting agreements with MergerCo, in which they have agreed to vote a total of 512,658 of their shares in favor of the transactions. These shares represent approximately 4.9% of our outstanding common stock.

PROXIES, VOTING AND REVOCATION (PAGE [          ])

     - Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with those instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy would be voted "For" the approval of the transactions. Proxies are being solicited on behalf of our board of directors.

     - The person who executes a proxy may revoke it at, or before, the special meeting by: (a) delivering to our secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (b) duly executing, dating and delivering to our secretary a subsequent proxy; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

CLOSINGS AND THE EFFECTIVE TIME (PAGE [          ])

     - The transactions will take place in the required order on the same day. The mergers, the last step in the transactions, will become effective as of the date and time that the State Department of Assessments and Taxation of Maryland has accepted for record the articles of merger for both mergers and the Secretary of State of the State of Delaware has accepted for record the certificates of merger for both mergers. Though we cannot require the USRP Entities to complete the transactions until all of the conditions to their obligations under the transaction agreements have been satisfied or waived, management is working to close the transactions in January 2001.

EXCHANGE OF STOCK CERTIFICATES (PAGE [          ])

     - Prior to the effective time of the mergers, MergerCo will deposit with American Stock Transfer & Trust Company, which is acting as the exchange agent, cash in the amount of the aggregate consideration to be paid to stockholders as a result of the transactions. Promptly after the effective time of the mergers, the exchange agent will send to each stockholder a letter of transmittal and detailed instructions specifying the procedures to be followed for surrendering stock certificates and receiving the consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

CONDITIONS TO THE TRANSACTIONS (PAGE [          ])

     - The obligations of the USRP Entities to complete the transactions are subject to a number of conditions, including, but not limited to:

          - our stockholders' approval of the transactions;

          - the material accuracy of our representations and warranties and the performance in all material respects of our obligations under the transaction agreements;

          - the receipt of estoppel certificates from specified major tenants and specified percentages of other tenants;

          - the management agreement among our senior management, USRP I, LLC and MergerLP remaining in full force and effect; and

          - the lack of any material adverse change in our business, operations or financial condition between June 30, 2000 and the closings of the transactions.

     - Our obligations to complete the transactions are subject to a number of conditions, including, but not limited to:

        - the approval of our stockholders of the transactions;

        - the material accuracy of the USRP Entities' representations and warranties; and

        - the performance in all material respects of the USRP Entities' obligations under the transaction agreements.

SOLICITATION OF PROPOSALS FROM OTHER PARTIES (PAGE [          ])

     - In accordance with the master agreement, the Company and its subsidiaries have agreed that, until the termination of the master agreement or the effective time of the mergers, they will not authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to solicit, initiate, facilitate or encourage any inquiries related to or proposals for any of the following transactions or any similar transaction:

          - a merger, consolidation or similar transaction involving the Company or any of its subsidiaries;

          - the sale, lease or other disposition, directly or indirectly, of 10% or more of the consolidated assets of the Company and its subsidiaries;

          - the issuance, sale or other disposition by the Company or the Operating Partnership of securities representing 10% or more of the votes associated with the outstanding securities of the Company or the Operating Partnership; or

          - a tender offer or an exchange offer for 10% or more of the outstanding shares of our common stock.

     - We must promptly notify MergerCo in writing within one business day of the material terms and conditions of any inquiry or proposal that we or any of our subsidiaries receive concerning any of the transactions mentioned above.

     - However, if we receive an unsolicited proposal prior to the approval of the transactions by our stockholders, we can furnish information to the soliciting third party if our board of directors determines, in good faith after consultation with and consistent with the advice of its legal counsel and financial advisors, that:

          (1) this proposal is reasonably likely to lead to a transaction that is more favorable to our stockholders and the Operating Partnership's partners than the proposed transactions; and

          (2) such action is consistent with the duties of our board of directors to our stockholders and to the Operating Partnership's partners under applicable Maryland law.

     In addition, if the conditions listed in clauses (1) and (2) immediately above are satisfied, we can participate in negotiations concerning that proposal, so long as the third party enters into an agreement with the Company and its subsidiaries that:

          (1) obligates the third party to keep confidential and not to disclose confidential information provided to it;

          (2) obligates the third party not to acquire any of the Company's stock; and

          (3) is satisfactory to the USRP Entities.

TERMINATION OF THE TRANSACTION AGREEMENTS (PAGE [          ])

     - The transaction agreements may be terminated at any time prior to the effective time of the mergers by, among other things, the mutual written consent of the parties or, after the occurrence of specified events or actions, by one of the parties acting independently. For example, either we, or the USRP Entities may independently terminate the transaction agreements if:

          - the transactions are not consummated before September 30, 2001; or

          - the transactions fail to receive the requisite affirmative vote of our common stockholders.

     - The USRP Entities may terminate the transaction agreements if our board of directors has withdrawn or changed its recommendation of the transactions or has recommended or publicly remained neutral to an alternative business combination proposed by a third party.

     - Prior to the special meeting, we generally may terminate the transaction agreements if our board of directors determines to accept another business combination proposal that it determines in good faith will be more favorable to our stockholders and the Operating Partnership's partners.

TERMINATION FEE; USRP EXPENSES (PAGE [          ])

     - Termination Fee. The Company and its subsidiaries must pay a termination fee of $18,000,000, plus up to $3,000,000 of the USRP Entities' expenses incurred in connection with the transactions, if the transaction agreements are terminated in any of the following circumstances:

          - the Company or any of its subsidiaries has willfully breached any representation, warranty, covenant or agreement, such that the conditions to closing are incapable of being satisfied by September 30, 2001, and, within one year of such termination, the Company accepts a proposal for a business combination with a third party;

          - our board of directors has modified or withdrawn its recommendation or determined to accept a third party proposal for an alternative business combination; or

          - the transactions are not approved by our stockholders or the Operating Partnership's limited partners after a competing proposal has been delivered to the Company or publicly disclosed and, within one year after the consequent termination of the transaction agreements, our board of directors recommends, or agrees to recommend, a third party business combination.

     - USRP Expenses. The Company and its subsidiaries must reimburse the USRP Entities for up to $3,000,000 of expenses incurred by the USRP Entities in connection with the transactions, if the transaction agreements are terminated in the following circumstances:

          - the Company or any of its subsidiaries has breached any representation, warranty, covenant or agreement such that the conditions to closing are incapable of being satisfied by September 30, 2001, and such termination does not obligate the Company to pay the termination fee;

          - the transactions fail to receive the required approval of either our common stockholders or the Operating Partnership's limited partners; or

          - the transactions fail to close by September 30, 2001 due to the failure of the Company and its subsidiaries to have specified non-permitted encumbrances removed.

WAIVER AND AMENDMENT (PAGE [          ])

     - The transaction agreements may be amended by the parties in writing by action of their respective boards, but, after approval of the transactions by our stockholders, no amendment may be made for which approval of our stockholders or the Operating Partnership's partners is required without obtaining such approvals.

APPRAISAL RIGHTS (PAGE [          ])

     - No appraisal rights are available under applicable law to stockholders in connection with any of the transactions. Limited partners of the Operating Partnership are entitled under applicable law to appraisal rights in connection with the Partnership Merger, provided that they meet the requirements provided by law and described in greater detail in "Terms of the Transactions -- Partnership Merger".

FEDERAL INCOME TAX CONSEQUENCES (PAGE [          ])

     - If the transactions are completed, the receipt of the distribution of the proceeds from the sale of the 57 properties, as well as the exchange of our common stock and Series A preferred stock by any of our stockholders will be taxable transactions under the Internal Revenue Code. Because of the complexities of the tax laws, we urge you to consult with your own tax advisors concerning the federal, state, local, foreign or other tax consequences resulting from the transactions.

REGULATORY AND OTHER APPROVALS (PAGE [          ])

     - No federal or state regulatory approvals that are required in order to complete the transactions remain to be complied with other than the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland and the certificates of merger with the Secretary of State of Delaware, in each case for the Company Merger and the Partnership Merger.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................   11
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS................   11
WHO CAN HELP ANSWER YOUR QUESTIONS..........................   15
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   16
THE PARTIES TO THE TRANSACTIONS.............................   16
  First Washington Realty Trust, Inc........................   16
  First Washington Realty Limited Partnership...............   16
  The USRP Entities.........................................   16
THE TRANSACTIONS............................................   17
  Summary of the Transactions...............................   17
  Sources and Uses of Distribution Proceeds and Merger
     Consideration..........................................   18
  Reasons for the Transactions..............................   19
  Recommendation of the Special Committee and Our Board of
     Directors..............................................   22
  Background of the Transactions............................   22
  Opinion of Financial Advisor..............................   27
  Interests of Certain Persons in the Transactions..........   35
  Directors' Compensation...................................   37
  Security Ownership of Management and Certain Beneficial
     Owners.................................................   37
  Voting Agreements with Senior Management..................   38
  Certain Effects of the Transactions.......................   39
  Method of Accounting......................................   39
THE SPECIAL MEETING.........................................   40
  Date, Time and Place of the Special Meeting...............   40
  Purpose of the Special Meeting............................   40
  Record Date and Voting Power..............................   40
  Quorum and Vote Required..................................   40
  Proxies, Voting and Revocation............................   40
  Solicitation of Proxies and Expenses......................   41

                                                              PAGE
                                                              ----
TERMS OF THE TRANSACTIONS...................................   41
  Closings and The Effective Time...........................   41
  Asset Sale................................................   42
  Interest Sale.............................................   43
  Company Merger............................................   43
  Partnership Merger........................................   44
  Conduct of the Business Prior to the Transactions.........   46
  Conditions to the Transactions............................   47
  Representations and Warranties............................   48
  Solicitation of Proposals from Other Parties..............   49
  Termination of the Transaction Agreements.................   50
  Termination Fee; USRP Expenses............................   51
  Expenses..................................................   52
  Employment Programs.......................................   52
  Indemnification...........................................   53
  Waiver and Amendment......................................   53
  Management Agreement With FRW, Inc........................   53
APPRAISAL RIGHTS............................................   54
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   55
  Material U.S. Federal Income Tax Consequences.............   55
  General...................................................   56
  Consequences to U.S. Stockholders.........................   56
  Consequences to Non-U.S. Stockholders.....................   56
  Withholding...............................................   57
REGULATORY APPROVALS........................................   57
OTHER MATTERS...............................................   57
PROPOSALS BY OUR STOCKHOLDERS...............................   57
WHERE YOU CAN FIND MORE INFORMATION.........................   58
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   58
PROXY
EXHIBITS
  Exhibit A -- Master Agreement
  Exhibit B -- Real Estate Purchase Agreement
  Exhibit C -- Limited Partnership Interest Purchase and
               Sale Agreement
  Exhibit D -- Agreement and Plan of Merger
  Exhibit E -- Opinion of Chase Securities Inc.
  Exhibit F -- Plan of Liquidation

                                  INTRODUCTION

     We are furnishing this proxy statement to all holders of shares of our common stock and our Series A Cumulative Participating Convertible Preferred Stock, which we refer to as our "Series A preferred stock", in connection with the solicitation of proxies by our board of directors for use at the special
meeting of our stockholders to be held at [          ], on [          , January
          ], 2001, at 10:00 a.m., local time, and any adjournments or postponements of that meeting. The purpose of the special meeting is for our common stockholders to consider and vote upon a proposal to approve a series of transactions in which affiliates of U.S. Retail Partners, LLC, a Delaware limited liability company, will acquire substantially all of our assets and we will merge with and into USRP GP, LLC, a Delaware limited liability company and affiliate of U.S. Retail Partners, LLC, which we refer to as "MergerCo". Our board of directors has fixed the close of business on December 5, 2000 as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and, in the case of holders of our common stock, to vote at, the special meeting.

     Unless otherwise indicated or the context otherwise requires, in this proxy statement, (1) the "Company", "we", "us" and "our" refers to First Washington Realty Trust, Inc., a Maryland corporation, (2) "National Retail Partners" refers to National Retail Partners, LLC, a Delaware limited liability company, and (3) "CalPERS" refers to the California Public Employees' Retirement System.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

     Q:  WHO ARE THE PARTIES ACQUIRING THE COMPANY AND ITS ASSETS?

     A: The parties acquiring the Company and its assets are affiliates of U.S. Retail Partners, LLC, a joint venture of National Retail Partners and CalPERS. CalPERS, with assets as of August 31, 2000 of over $177 billion, is the largest public pension fund in the United States. The acquiring parties consist of USRP I, LLC, a Delaware limited liability company, which we refer to as "USRP I, LLC", MergerCo, US Retail Partners Limited Partnership, a Delaware limited partnership, which we refer to as "MergerLP", and USRP LP, LLC, a Delaware limited liability company, which we refer to as "USRP LP, LLC". We refer to U.S. Retail Partners, LLC, USRP I, LLC, MergerLP, MergerCo and USRP LP, LLC as the "USRP Entities."

     Q:  WHAT WILL I RECEIVE IN THE TRANSACTIONS?

     A: We estimate that the net proceeds of these transactions, after the payment of debt, transaction expenses and other liabilities, will result in the distribution to each holder of our common stock of approximately $26.00 per share, and to each holder of our Series A preferred stock of approximately $33.33 per share. However, the actual amounts paid to our stockholders may vary according to a number of factors, including, but not limited to, transaction expenses, the Company's operations prior to the closing of the transactions and closing adjustments described in greater detail in "Terms of the Transactions".

     Q:  WHY HAVE THE TRANSACTIONS BEEN PROPOSED?

     A: Our board of directors, after consulting with its financial and legal advisors, and acting upon the unanimous recommendation of the special committee of independent directors organized to review and evaluate the fairness of the transactions, has unanimously approved the transactions and recommends that you vote "For" the transactions. Our board of directors has proposed the transactions because it believes that the transactions are in the best interest of our stockholders. The consideration paid to stockholders in connection with the transactions represents a significant premium to the historical and recent value of our common stock and Series A preferred stock, allowing the Company to achieve in the short run its long-term objective of a substantially higher valuation of its shares. The estimated amount to be distributed represents a premium of 25.3% over the closing price of our common stock on the day before the transactions were announced, and a 28.6% premium to our common stock's average closing price for the 52-week period ended that day. Our board of directors and the special committee have determined that the transactions are likely to be more favorable to our stockholders than any other available strategic initiative, including continuing to operate as an independent company.

     Q:  HOW ARE THE TRANSACTIONS STRUCTURED?

     A: The transactions described in this proxy statement are structured in multiple steps occurring in the required order on the same day. In the first step of the transactions, the Asset Sale, the Company and its subsidiaries will sell substantially all of their assets other than the six properties discussed in answer to the next question below to USRP I, LLC for cash and the assumption of debt and distribute the net proceeds of this sale to the Operating Partnership's partners and our stockholders. Following the Asset Sale and distribution of the net proceeds, the Operating Partnership's assets will consist only of the six retained properties and $3,000,000 in cash. Following a number of additional steps as described in more detail in this proxy statement, the Company and the Operating Partnership will simultaneously merge with and into MergerCo and MergerLP, respectively, after which the Company will cease to exist. The transaction agreements require that all conditions to each step of the transactions be satisfied or waived before any step of the transactions can be consummated, so that no step of the transactions will be completed unless all the transactions are completed.

     Q:  WHY ARE THE TRANSACTIONS STRUCTURED IN MULTIPLE STEPS?

     A: Each of the six properties excluded from the Asset Sale is subject to an agreement that prohibits its sale, even in connection with the merger or sale of all or substantially all of the assets of the Company and its subsidiaries, unless the sale is a tax-free exchange or disposition such that no taxable gain would be incurred by those persons who contributed the property to the Operating Partnership. Consequently, these properties are not part of the properties sold in the Asset Sale.

     Q:  WHAT VOTE IS REQUIRED OF THE STOCKHOLDERS TO APPROVE THE TRANSACTIONS?

     A: Approval of the transactions requires the affirmative vote of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast on the matter. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares at the special meeting.

     Q:  WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

     A: We are working to complete the transactions during January of 2001. We cannot, however, require the USRP Entities to complete the transactions until all conditions to their obligations to consummate the transactions are satisfied or waived. There are several significant conditions to closing, including:

     - approval of the transactions by our common stockholders;

     - receipt of a specific level of estoppel certificates from tenants;

     - subject to qualifications for materiality, the continuing accuracy of our representations and warranties; and the absence of any material adverse change to the business, operations or financial condition of the Company and its subsidiaries.

     Q: IF THE TRANSACTIONS ARE COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE CONSIDERATION FOR MY SHARES OF STOCK?

     A: Promptly after the mergers are completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. The Company will arrange for the payment of the consideration to be sent to you as promptly as practicable following the receipt of your stock certificates and other required documents.

     Q:  WHY WAS THE SPECIAL COMMITTEE APPOINTED?

     A: Due to the potential conflicts of interest existing with respect to the transactions, our Board of Directors appointed a special committee of independent directors to review and evaluate the fairness of the transactions. These potential conflicts include:

        (1) Messrs. Halpert's and Wolfe's employment agreements with the Company, which will result in Messrs. Halpert and Wolfe each receiving a cash severance payment of approximately

            $3,475,000, as well as a gross-up payment of approximately $2,526,000 to offset any federal excise tax incurred on the receipt of severance and other payments resulting from the transaction;

        (2) retention payments by the Company of approximately $2,080,000 in the aggregate to Messrs. Blumenthal, Distenfeld, Pounds and Miller and Ms. Schaaf and approximately $1,000,000 to other employees;

        (3) full vesting of restricted shares of our common stock, which are held by Messrs. Halpert, Wolfe, Blumenthal, Distenfeld and Pounds, and other employees, and settling of our obligations with respect to contingent shares of our common stock, which are held by Messrs. Halpert and Wolfe; and

        (4) accelerating and settling in cash outstanding options for our common stock, many of which are held by our management.

     For further information see "The Transactions -- Interests of Certain Persons in the Transactions".

     Separately, Messrs. Halpert and Wolfe and their jointly owned company, FRW, Inc., a Maryland corporation, have entered into a new management agreement with USRP I, LLC and MergerLP, which we refer to as the "management agreement", in which FRW, Inc. has agreed:

        (1) to manage the properties to be acquired by USRP I, LLC and MergerLP for a three-year period,

        (2) to acquire the furniture, fixtures and equipment of the Company's current management company and

        (3) to assume all liabilities relating to the Company's employee benefits plans and similar plans and to assume the leases entered into by the Company's current management company. In addition, FRW, Inc. and Messrs. Halpert and Wolfe have agreed to a covenant not to compete.

     Messrs. Halpert and Wolfe have each personally agreed to a number of additional covenants regarding the services they will render under the management agreement, including to provide consulting services to U.S. Retail Partners, LLC, as needed, to help implement CalPERS' East Coast shopping center strategy. In exchange for these covenants and services, the management agreement provides for:

        (1) retention payments to Messrs. Halpert and Wolfe of $4,000,000 each, subject to pro rata forfeiture and reimbursement if specified duties are not satisfied during the initial three-year term;

        (2) retention payments to other members of our management of $4,500,000 in the aggregate; and

        (3) fees to FRW, Inc. for services, including property management fees, acquisition fees, leasing fees and other similar fees and incentives described in "Terms of the Transactions -- Management Agreement with FRW, Inc.".

     The special committee considered all of these potential conflicts of interest in making its recommendation to our board of directors.

     Q:  WHAT WILL HAPPEN TO MY QUARTERLY DIVIDENDS?

     A: The Company anticipates that the transactions will close in January, 2001, which is prior to the payment date of the next regular quarterly dividend on February 15, 2001. However, until the transactions are consummated, the Company expects to pay regular quarterly dividends generally not to exceed $0.4875 per share of our common stock in accordance with normal payment schedules, and dividends paid on our Series A preferred stock as and when required by the Company's Charter.

     Q:  WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTIONS TO ME?

     A: Your receipt of the transaction consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences of the transactions in greater detail, see "Certain Federal Income Tax Consequences" below. Your tax consequences will depend on your personal situation. You should consult your own tax advisors for a full understanding of the tax consequences of the transactions to you.

     Q:  HOW CAN I LEARN MORE?

     A: This proxy statement contains important information regarding the transactions and the transaction agreements, as well as information about the Company, the Operating Partnership and the USRP Entities. It also contains important information about what our board of directors considered in approving the transactions.

     Q:  WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

     A: The record date for the special meeting is earlier than the expected completion date of the transactions. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the transactions, you will retain your right to vote at the special meeting but not the right to receive the transaction consideration. The right to receive the transaction consideration with respect to common stock and Series A preferred stock will pass to the person to whom you transferred your shares of common stock and/or Series A preferred stock.

     Q: IF MY BROKER HOLDS MY SHARES OF COMMON STOCK IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker will provide. If you do not provide instructions to your broker, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to approve the transactions.

     Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     A: Yes, you can change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

     Q:  WHAT RIGHTS DO I HAVE IF I OPPOSE THE TRANSACTIONS?

     A: You can vote against the transactions by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the transactions in person at the special meeting. You are not, however, entitled to any appraisal rights under Maryland law.

     Q:  WHAT WILL HAPPEN TO MY SHARES OF STOCK AFTER THE TRANSACTIONS?

     A: Following effectiveness of the Company Merger, your shares of common stock and/or Series A preferred stock will represent solely the right to receive the transaction consideration and will otherwise cease to exist. Trading in both our common stock and our Series A preferred stock on the New York Stock Exchange will cease. Price quotations for our common stock and our Series A preferred stock will no longer be available, and we will cease filing periodic reports with the SEC under the Securities Exchange Act of 1934, as amended.

     Q:  HOW DO I VOTE?

     A:  If you hold shares of common stock, just:

        - indicate on your proxy card how you want to vote;

        - sign your proxy card; and

        - mail it in the enclosed postage-paid return envelope as soon as possible so that your shares of common stock will be represented at the special meeting.

     You may attend the special meeting and vote your shares of common stock in person, rather than voting by proxy. In addition, prior to voting on the plan of liquidation and the transactions at the special meeting, you may withdraw your proxy and either submit a subsequent proxy to change your vote or attend the special meeting and vote in person. You should be aware that the failure to vote, an abstention or a broker non-vote would have the same effect as a vote against the transactions. Holders of our Series A preferred stock are not entitled to vote on the transactions.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this proxy statement, or if you would like to ask any additional questions about the transactions, you should contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500

                        CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

     This proxy statement contains forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and its subsidiaries and members of their respective management teams, as well as the assumptions on which those statements are based. Those forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of the Company and its subsidiaries that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the risks discussed elsewhere in this proxy statement. Except as required by law, the Company and its subsidiaries undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

                        THE PARTIES TO THE TRANSACTIONS

FIRST WASHINGTON REALTY TRUST, INC.

     We are a Maryland corporation qualified as a real estate investment trust and are a fully-integrated real estate organization with expertise in acquisitions, property management, leasing, renovation and development of principally supermarket-anchored neighborhood shopping centers. We conduct substantially all of our operations through the Operating Partnership. We are the sole general partner of and currently own approximately 74% of the economic interests in the Operating Partnership. Our principal office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814, and the telephone number of our offices is (301) 907-7800.

FIRST WASHINGTON REALTY LIMITED PARTNERSHIP

     The Operating Partnership is a Maryland limited partnership through which the Company conducts substantially all of the operations of the Company and its subsidiaries. As of the date of this proxy statement, the Operating Partnership, together with the Company, owns 63 properties throughout the Mid-Atlantic region and the Chicago, Illinois and Milwaukee, Wisconsin metropolitan areas. The properties are principally supermarket-anchored neighborhood shopping centers that are used by residents of the surrounding communities for their day-to-day necessities. This shopping center portfolio consists of approximately seven million square feet of gross leasable area.

     The Operating Partnership's principal office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and the telephone number of its offices is (301) 907-7800.

THE USRP ENTITIES

     The USRP Entities consist of MergerCo, MergerLP, USRP I, LLC, USRP LP, LLC, and U.S. Retail Partners, LLC.

     MergerCo, MergerLP, USRP I, LLC and USRP LP, LLC have been formed solely for the purpose of engaging in the transactions. U.S. Retail Partners, LLC is a joint venture of CalPERS and National Retail Partners.

     As of the date of this proxy statement, U.S. Retail Partners, LLC owns 43 non-regional mall retail properties with an estimated total value of approximately $800 million and approximately 6.3 million square feet of total rentable space. These properties are located in California, Colorado, Connecticut, Maryland, Minnesota, Nevada, Illinois, Oregon, Texas and Washington. As of September 30, 2000, U.S. Retail Partners, LLC had total debt of less than $300 million. The acquisition, management, leasing and disposition functions of U.S. Retail Partners, LLC are managed by National Retail Partners.

     National Retail Partners is a newly-formed limited liability company owned by James W. Gaube managing partner, John Waters senior partner, James Kilcoyne, John Reinholt, Jeffrey Fisher and Mark Mayer. National Retail Partners currently has 25 employees. CalPERS has a 10% ownership interest in National Retail Partners, but is not a manager of either National Retail Partners or U.S. Retail Partners, LLC. National Retail Partners' principal office is located at 10135 SE Sunnyside Road, Suite 250, Clackamas, Oregon 97015 and the telephone number of its offices is (503) 513-4660.

     CalPERS is the largest public pension fund in the United States, with over $177 billion in total assets as of August 31, 2000. CalPERS already owns more than $6.3 billion of core real estate assets, including $1.5 billion of retail property. CalPERS provides retirement and health benefits to more than 1.2 million members, including active workers and retirees and their families and beneficiaries. CalPERS is headquartered in Sacramento, California.

     MergerCo, the sole general partner of MergerLP, is a wholly owned subsidiary of National Retail Partners. As of the date of this proxy statement, USRP LP, LLC is the sole limited partner of MergerLP and a wholly owned subsidiary of U.S. Retail Partners, LLC. Together, as of the date of this proxy statement, MergerCo and USRP LP, LLC own 100% of MergerLP. USRP I, LLC is a wholly owned subsidiary of U.S. Retail Partners, LLC.

     The principal office of each of the USRP Entities is: 10135 SE Sunnyside Road, Ste. 250, Clackamas, Oregon 97015 and the telephone number of its offices is (503) 513-4660.

                                THE TRANSACTIONS

SUMMARY OF THE TRANSACTIONS

     On September 28, 2000, the Company announced that it had entered into various transaction agreements, as described in "Terms of the Transactions", pertaining to the transactions, including, without limitation, the sale and disposition of substantially all of the Company's assets, as well as our merger with and into MergerCo. All of the transactions were unanimously approved on September 25, 2000 by our board of directors and the special committee. Under the transaction agreements, the USRP Entities will pay in connection with the transactions approximately $796.7 million, which amount includes assumption of indebtedness, plus an additional amount for working capital and other minor assets.

     We estimate that such amounts, together with our cash on hand immediately prior to the closing of the transactions, which will be distributed to our stockholders and the Operating Partnership's partners with the net proceeds of the Asset Sale, will equal approximately $805 million. We estimate that the net proceeds of these transactions, after the payment of debt, transaction expenses and other liabilities, will result in the distribution to each holder of our common stock of approximately $26.00 per share, and to each holder of our Series A preferred stock of approximately $33.33 per share. However, the actual amount paid to our stockholders in connection with the transactions may vary according to a number of factors, including, but not limited to, transaction expenses, the Company's operations prior to the closing of the transactions and other adjustments described in "Terms of the Transactions". See "Sources and Uses of the Distribution Proceeds and Merger Consideration". The plan of liquidation attached as exhibit F, which we refer to as the "plan of liquidation", contemplates the liquidation of the Company in the manner set forth in the transaction agreements.

     The transaction agreements require that all conditions to each step of the transactions be satisfied or waived before any step of the transactions can be consummated, so that no step of the transactions will be completed unless all the transactions are completed. The parties contemplate that the transactions will occur on the same day in the following order:

          (1) The Company and its subsidiaries will sell substantially all of their assets other than six properties subject to contractual restrictions on their sale to USRP I, LLC in consideration of a purchase price of $673,987,783, less the outstanding balance of loans assumed by USRP I,

           LLC, and subject to adjustments, including for net working capital, described in "Terms of the Transactions -- Asset Sale".

          (2) After paying down debt and other obligations described in "Terms of the Transaction--Asset Sale", the Operating Partnership will then distribute the net proceeds of the Asset Sale to the partners of the Operating Partnership, including the Company, and the Company will make a liquidating distribution to its stockholders. We estimate that these distributions to our stockholders and the Operating Partnership's limited partners will be, in the aggregate, approximately $371,875,000. We estimate this amount will result in the distribution of approximately $21.25 per share of common stock or common unit of limited partnership interest, as applicable, and approximately $27.24 per share of Series A preferred stock or preferred unit of limited partnership interest, as applicable.

          (3) Immediately following the Asset Sale, and the distribution of the net proceeds to the Operating Partnership's partners and our stockholders, the six retained properties will continue to be held by the Company and its subsidiaries.

          (4) The Operating Partnership will then convert the Company's general partnership interest, currently, including both common units and preferred units, an approximately 74% interest, in the Operating Partnership into a 1% general partnership interest and Series A common units of limited partnership interest, which we refer to as "Series A common units", representing the Company's remaining interest in the Operating Partnership. Based on current percentage interests in the Operating Partnership, the Series A common units would represent an approximately 73% interest in the Operating Partnership.

          (5) The Company will then sell its newly created Series A common units to USRP LP, LLC in exchange for a promissory note in the amount of the product of (1) $83,166,740, adjusted as set forth in the "Terms of the Transactions -- Partnership Merger" for any change in the balance of assumed loans encumbering the six properties not sold in the Asset Sale, multiplied by (2) the percentage interest in the Operating Partnership represented by the Series A Common Units (which, based on current percentage interests in the Operating Partnership, would be approximately 73%) immediately prior to the closing of the Interest Sale. We estimate that this amount will equal approximately $60,712,000.

          (6) The Company will merge with and into MergerCo and the Operating Partnership will merge with and into MergerLP. We estimate that payment of the merger consideration will result in distributions to our stockholders and the Operating Partnership's limited partners of approximately $4.75 per share of common stock or common unit of limited partnership, as applicable, and approximately $6.09 per share of Series A preferred stock or preferred unit of limited partnership, as applicable.

          (7) As a result of the mergers, the separate legal existence of each of the Company and the Operating Partnership will cease, and MergerCo and MergerLP will own all of the subsidiaries of the Company and the Operating Partnership, respectively.

     All consideration received by our stockholders will be paid in cash. Limited partners of the Operating Partnership will receive the distribution of the net proceeds from the Asset Sale in cash, and will be entitled to elect whether the remaining consideration (paid in consideration for the Partnership Merger) is paid to them in cash or preferred units of limited partnership interest in MergerLP.

SOURCES AND USES OF DISTRIBUTION PROCEEDS AND MERGER CONSIDERATION

     Throughout this document we estimate the aggregate consideration of the transactions and the net proceeds, in the aggregate as well as for each share or unit, as applicable, to our stockholders and the

Operating Partnership's limited partners. We have based these estimates on our estimates, as of October 15, 2000, of a number of items, including net working capital, debt and other obligations, summarized in the following table.

                                                ASSET SALE         MERGERS            TOTAL
                                               ------------      ------------      ------------
SOURCES:
Cash paid by the USRP entities.............    $465,236,398      $ 83,166,740(1)   $548,403,138
Existing debt assumed by the USRP
  entities.................................     208,751,385        39,565,923       248,317,308
                                               ------------      ------------      ------------
Subtotal...................................     673,987,783       122,732,663       796,720,446
Est. adjustment to cash for net working
  capital..................................       7,932,602                --         7,932,602
                                               ------------      ------------      ------------
          Total............................    $681,920,385      $122,732,663      $804,653,048
                                               ============      ============      ============
USES:
                                               ------------      ------------      ------------
Existing debt assumed by the USRP
  entities.................................    $208,751,385      $ 39,565,923      $248,317,308
Payment of existing debt...................      58,288,000                --        58,288,000
Transfer taxes.............................       6,000,000                --         6,000,000
Severance and retention payments...........      15,082,000                --        15,082,000
Cash out stock options and contingent
  shares...................................      11,100,000                --        11,100,000
Transaction expenses.......................      10,824,000                --        10,824,000
Distributions to stockholders and
  partners.................................     371,875,000(2)     83,166,740(1)    455,041,740
                                               ------------      ------------      ------------
          Total............................    $473,169,000      $ 83,166,740      $556,335,740
                                               ============      ============      ============

---------------
(1) Equivalent to $4.75 per common share or common unit and $6.09 per Series A preferred share or preferred unit. A portion of these distributions will be in the form of preferred units of MergerLP.

(2) Equivalent to $21.25 per common share or common unit and $27.24 per Series A preferred share or preferred unit.

REASONS FOR THE TRANSACTIONS

     In reaching its conclusion to approve the transactions and the transaction agreements, and the liquidation of the Company as contemplated by the plan of liquidation, the special committee consulted with our management and its own independent, outside legal counsel and considered the advice of Chase, our financial advisor in connection with the transactions. In addition, the special committee considered the short-term and long-term interests of the Company and its stockholders and the Operating Partnership and its partners. Our board of directors also consulted with our management, as well as Chase and Latham & Watkins, our outside legal counsel.

     Our board of directors and the special committee carefully considered the following potentially negative factors in its deliberations concerning the transactions, the transaction agreements and the liquidation of the Company as contemplated by the plan of liquidation:

     - Stockholders and the Operating Partnership's Partners Unable to Share in Future Growth. Completion of the transactions will preclude our stockholders and the Operating Partnership's partners, other than to a limited extent the limited partners electing to receive a portion of their consideration in the form of preferred units of limited partnership interest in MergerLP, from having the opportunity to participate in the future growth of the assets of the Company and its subsidiaries.

     - The Tax Consequences to Our Stockholders and the Operating Partnership's Partners. The transactions, with the possible exception of the Partnership Merger to the extent the limited partners elect to receive a portion of their consideration in the form of preferred units of limited partnership interest in MergerLP, will be a taxable transaction to our stockholders and the Operating Partnership's partners.

     - Significant Costs Involved. Significant costs are involved in connection with completing the transactions and substantial management time and effort is required to effectuate the transactions.

     - Potentially Divergent Interests. A number of members of our management have interests in the transactions that may conflict with the interest of our stockholders, as discussed in the sections entitled "Terms of the Transactions -- Management Agreement with FRW, Inc." and "Interests of Certain Persons in the Transactions," including the severance payments to be paid to Stuart D. Halpert and William J. Wolfe under their employment agreements, the acceleration of the vesting of all outstanding options to acquire our common stock and the vesting and removal of restrictions on contingent and/or restricted shares of our common stock.

     In the opinion of the special committee and our board of directors, the above factors represent the principal potential adverse factors related to the transactions. In considering the transactions, the special committee and our board of directors considered the impact of these factors on our stockholders and the Operating Partnership's partners.

     In addition, both the special committee and our board of directors considered the following factors, all of which they deemed favorable, in reaching their decisions to approve the transactions, the transaction agreements and the liquidation of the Company as contemplated by the plan of liquidation:

     - Value of Aggregate Consideration under the Transactions as Compared to Historical and Recent Market Price of the Company's Common Stock. The consideration to be received by our common stockholders in the transactions represents a premium of:

          - 25.3% over our common stock's closing price of $20.75 on September 27, 2000, which was the last trading day prior to the public announcement of the transactions, and

          - 28.6% over the average closing price for the 52-week period ended September 27, 2000.

     - Business, Financial Condition and Prospects. The special committee and our board of directors believe that the transactions represent a more desirable alternative for our stockholders than continuing to operate as an independent public company under the current business plan.

          - The transactions will allow the Company in the short run to achieve our long-term objective of a substantially higher valuation of our common stock.

          - Like other shopping center REITs, the Company has experienced stock pricing levels below net asset value for the past two years. In the 52-week period ended September 27, 2000, the closing price of our common stock was below $22 on 96% of the trading days.

          - The current state of the capital markets, which has been ongoing for the last two years, along with our obligation as a REIT to distribute most of our cash flow to stockholders, could make it difficult for us over the long term to raise the capital necessary to increase our size, scale and market capitalization. The special committee and our board of directors believe that this potential inability to significantly increase our size over the long term could impair our ability to raise equity capital or to refinance on acceptable terms our debt obligations as they mature.

     - Other Strategic Initiatives Available to Us. The special committee also considered other strategic initiatives to the transactions that might be available, including:

          - diversifying the business of the Company and its subsidiaries into new geographical markets and/or property types;

          - pursuing other business combination transactions such as a merger-of-equals or a large acquisition in which the Company and the Operating Partnership would be the surviving entities; and

          - entering into joint ventures with institutional investors and other sources of private equity capital.

        After considering the potential benefits and risks to the Company and its stockholders and the Operating Partnership and its partners, the special committee determined that the transactions represented a strategic initiative that is in the best interests of our stockholders and the Operating Partnership's partners.

     - Chase Fairness Opinion. The special committee and our board of directors considered as favorable to its determination the fairness opinion of Chase described in "Fairness Opinion" below.

     - The Financial Ability and Willingness of the USRP Entities to Consummate the Transaction. The special committee and our board of directors considered the affiliation of the USRP Entities with CalPERS, the largest public domestic pension fund in the United States, with more than $177 billion in total assets as of August 31, 2000. In addition, U.S. Retail Partners, LLC, with a net worth represented to be over $250 million, has committed, subject to the terms and conditions set forth in the transaction agreements, to closing the transactions. Based on these facts, the special committee viewed the USRP Entities as likely to be able consummate the transactions.

     - Termination Rights in the Event of a Superior Acquisition Proposal and Termination Fee. The master agreement permits the board of directors to receive unsolicited inquiries and proposals regarding other potential business combinations and, if consistent with its duties to the stockholders of the Company and the partners of the Operating Partnership under applicable law, to negotiate and provide information to third parties making proposals reasonably likely to lead to a more favorable transaction to our stockholders and the Operating Partnership's partners. Subject to the satisfaction of conditions described in "Terms of the Transactions -- Solicitation of Proposals from Other Parties", the Company may enter into an agreement regarding a more favorable transaction with a third party, provided that the Company first pays to the USRP Entities an $18 million termination fee plus the USRP Expenses, up to a maximum of $3 million, as described in "Terms of the Transactions -- Termination Fee; USRP Expenses" below.

     - Alternatives to the Transactions. In the event the transactions are not completed for any reason, the Company and its subsidiaries will continue to pursue their business objectives of:

          - maximizing funds from operations and cash available for distributions to our stockholders and the Operating Partnership's partners; and

          - increasing the value of the properties of the Company and its subsidiaries by continuing growth through the active management, expansion and redevelopment of existing shopping centers and selective development, redevelopment and acquisition of new shopping centers.

        In addition, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity financing. Specifically, in the event the transactions are not completed due to a failure to receive the requisite consent of the Operating Partnership's limited partners, the Company and its subsidiaries and the USRP Entities may seek to restructure the transactions and carry out the Asset Sale, i.e. the sale of 57 of the 63 properties owned by the Company and its subsidiaries, independently of the other transactions. In such event, the Asset Sale would not require any consent of the Operating Partnership's limited partners.

     Financial Projections. Our management and Chase presented our board of directors with financial projections for the Company and its subsidiaries based on our management's internal projections that had been furnished to Chase. The projections furnished to our board of directors are summarized in the following table.

                             SUMMARY OF PROJECTIONS
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                         2001    2002    2003     2004     2005     2006
                                         -----   -----   -----   ------   ------   ------
Net operating income...................  $72.7   $75.4   $78.2   $ 81.1   $ 84.1   $ 87.2
EBITDA.................................  $77.4   $86.5   $96.6   $106.8   $117.1   $127.5
Funds from operations..................  $49.8   $55.5   $62.2   $ 69.0   $ 75.9   $ 82.9
FFO per share..........................  $2.75   $2.88   $3.04   $ 3.20   $ 3.35   $ 3.50

     These projections are included in this proxy statement only because this information was furnished to our board of directors and considered by our board and the special committee in connection with their consideration of the transactions. The projections were not prepared with a view to public disclosure or compliance with the published guidelines or policies of the SEC or the guidelines established by the American Institute of Certified Public Accountants. The projections are not presented in accordance with U.S. GAAP and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. Financial projections are, in general, subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. These projections also reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond our control. Accordingly, the assumptions may not prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially better or worse than those contained in the projections. The inclusion of projections in this proxy statement does not indicate that the Company or any of its affiliates, advisers or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Neither the Company nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company, its subsidiaries or its property portfolio compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     In view of the wide variety of factors considered by the special committee and our board of directors, including, without limitation, those factors described above, the special committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The special committee and our board of directors viewed their respective positions and recommendations as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, the special committee and our board of directors each determined that the potential benefits of the transactions outweighed the potential detriments associated with the transactions.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

     As described below in the section entitled "Background of the Transactions," our board of directors, and the special committee of independent directors appointed by our board to review and evaluate the fairness of the transactions, each unanimously approved the terms and conditions of the transactions and the transaction agreements and the liquidation of the Company as contemplated by the plan of liquidation, at meetings held on September 25, 2000. Our board and the special committee believe that the terms of the transactions and the transaction agreements are fair to, and in the best interests of, the Company and its stockholders and the Operating Partnership and its partners. Accordingly, the special committee and our board of directors recommend approval of the transactions and the plan of liquidation by our stockholders.

BACKGROUND OF THE TRANSACTIONS

     In the spring of 1999, Stuart D. Halpert, our Chairman, and William J. Wolfe, our President and CEO, with the advice and consent of our board of directors, were introduced by Chase to a representative of U.S. Retail Partners, LLC to consider a possible joint venture between the Company and CalPERS to pursue the acquisition of neighborhood shopping centers in the Mid-Atlantic area. The parties discussed CalPERS' potential interest in expanding to the East Coast its ownership interests in neighborhood shopping centers. Limited information was exchanged at that time and discussions were terminated before they reached a substantive stage.

     On October 16, 1999, Messrs. Halpert and Wolfe reviewed the current state of the capital markets with our board of directors. Messrs. Halpert and Wolfe advised our board that, while the Company currently had sufficient capital resources to pursue its ongoing business initiatives and continue its active acquisition program, they nonetheless believed there was a benefit in creating a long-term relationship with an active institutional investor of real estate. The Company believed that pursuing an institutional joint venture represented a potentially attractive alternative to accessing the capital markets in order to permit the Company and the Operating Partnership to augment the funding of its acquisition program and to continue to sustain long-term growth. Consequently, our board of directors considered the possibility of sponsoring an equity joint venture with an institutional investor as a supplement to its continuing acquisition program, and to that end, considered the retention of Chase to assist the Company in identifying and evaluating suitable partners and structures. Messrs. Halpert and Wolfe discussed with our board of directors the fact that a number of REITs had embarked on a variety of joint ventures, and our board of directors endorsed the plan to explore similar opportunities. On October 25, 1999, Messrs. Halpert and Wolfe met with Chase to review in more detail the potential for an institutional joint venture. On November 5, 1999, the Company formally engaged Chase for this purpose.

     Over the next two months, the Company worked with Chase to develop a potential joint venture structure and to identify potential institutional joint venture partners. At our regular board meeting on January 14, 2000, Messrs. Halpert and Wolfe informed our board of directors that Chase had delivered an outline of a potential joint venture structure to a number of institutional candidates, that it had received indications of interest from a number of such candidates, and that it had commenced the scheduling of formal meetings. Also at that board meeting, Messrs. Halpert and Wolfe informed our board of directors that they had negotiated a new three-year credit facility for the Company with First Union National Bank to replace the Company's current facility which was set to expire on January 31, 2001. The board was apprised of the terms and conditions of the new facility and of the increase in the level of the facility from $51 million to $100 million. Senior management indicated that it believed the new and extended credit facility would provide sufficient capital for the foreseeable future for the Company's ongoing operations, including its renovation and expansion program and its ongoing acquisition program.

     On January 19, 2000, Messrs. Halpert and Wolfe joined Chase in New York for a day of meetings with potential joint venture candidates. One of those meetings was with Guy Jaquier, a representative of CalPERS. At that meeting the parties discussed the possibility of establishing a joint venture equity program between U.S. Retail Partners, LLC and the Company. In addition, Mr. Jaquier expressed an interest in expanding CalPERS' East Coast presence in the neighborhood shopping center sector, and inquired whether the Company would be interested in selling all of its assets to U.S. Retail Partners, LLC. He also inquired whether the Company's senior management might agree to continue to manage the acquired properties and to assist U.S. Retail Partners, LLC, as needed, in further implementing CalPERS' East Coast shopping center strategy.

     Messrs. Halpert and Wolfe indicated to Mr. Jaquier that: the Company had enjoyed sound growth over the years in both its funds from operations and in the size and value of its portfolio; the Company had ample capital to conduct its business and sustain its growth; and the Company was primarily interested in pursuing its current business plan, which was to continue its independent growth and pursue a longer-term institutional joint venture. Messrs. Halpert and Wolfe indicated therefore, at that time, its plans did not contemplate a sale of the Company.

     Mr. Jaquier inquired further as to whether a sale might nonetheless be given consideration if it were to generate a substantial premium to stockholders over their current share price. Messrs. Halpert and Wolfe responded that the Company's ability to recognize a current and substantial increase in stockholder value would always be given due consideration. Messrs. Halpert and Wolfe therefore said that they would be willing to engage in preliminary discussions regarding a potential acquisition, provided that CalPERS understood that the Company would nonetheless continue to pursue the matter of an institutional joint venture relationship, together with its ongoing core business plans.

     Following these meetings, the Company confirmed that it would begin the sharing of information on portfolio and Company operations with CalPERS. Based on Chase's growing familiarity with the Company in connection with the exploration of potential joint venture transactions, and given the quality of their work to date, the Company selected Chase to represent the Company in connection with its exchange of information with, and discussions regarding an acquisition by, CalPERS through U.S. Retail Partners, LLC. On January 26, 2000, the Company executed a second engagement letter with Chase to also act as exclusive financial advisor to the Company in connection with a potential transaction with CalPERS. On February 17, 2000, the Company and CalPERS executed a confidentiality agreement regarding the sharing of information about the Company and its properties.

     Over the next several months, Chase and the Company met with a number of additional institutional investors to explore potential joint ventures. On March 10, 2000, the Company reviewed with our board of directors the results of its meetings with prospective institutional partners, including CalPERS, and our board confirmed its interest in having management continue both the exploration of potential joint venture transactions and the sharing of information with U.S. Retail Partners, LLC.

     On March 17, 2000, Michael DiRe, a representative of CalPERS, visited the Company's offices and met with Messrs. Halpert and Wolfe. At this meeting, Mr. DiRe reiterated CalPERS' desire to expand through U.S. Retail Partners, LLC its portfolio on the East Coast. Later that day, Mr. Halpert took Mr. DiRe to see a number of the Company's properties in the Washington metropolitan area. On the same day, the Company delivered to U.S. Retail Partners, LLC property-specific information, including rent rolls, site plans and Argus financial projection models. Between March 27, 2000 and mid-May 2000, U.S. Retail Partners, LLC reviewed this information.

     At the Company's annual board meeting on May 12, 2000, in Bethesda, Maryland, Messrs. Halpert and Wolfe provided our board of directors with a detailed review of the Company's meetings with potential joint venture investors as well as its continuing discussions with U.S. Retail Partners, LLC. The board of directors endorsed continued work on both initiatives.

     On May 24, 2000, at the International Council of Shopping Centers annual convention in Las Vegas, at Chase's initiative, Mr. Halpert, Mr. Wolfe and Peter
E. Baccile, of Chase, met with Lou Jug and Mr. DiRe, of CalPERS, and James W. Gaube and John Waters, of U.S. Retail Partners, LLC. At this meeting, U.S. Retail Partners, LLC informed Messrs. Halpert and Wolfe that, based upon their initial review of the information provided, CalPERS had a continued interest in, and it had obtained formal authority for U.S. Retail Partners, LLC to pursue, its East Coast shopping center strategy through a potential acquisition of the Company. U.S. Retail Partners, LLC emphasized their confidence in the Company's neighborhood shopping center strategy, the Company's management and the strength of the markets in which the Company's properties are located. U.S. Retail Partners, LLC further emphasized its desire that our senior management agree to manage and lease the portfolio and to assist U.S. Retail Partners, LLC, as needed, with the implementation of CalPERS' East Coast shopping center strategy. At this meeting U.S. Retail Partners, LLC agreed it would have its representatives inspect the Company's portfolio in person over the next several weeks.

     On June 1, 2000, through June 3, 2000, Messrs. Gaube and Waters toured the Company's properties in Virginia, Maryland, Washington, D.C., Pennsylvania and Delaware with Messrs. Halpert and Wolfe, as well as the following other members of the Company's management: James G. Pounds, James G. Blumenthal, Kenneth I. Miller, and Christine Schaaf. Messrs. Gaube and Waters expressed their favorable impressions from these site inspections.

     On June 14, 2000, at its regularly scheduled board meeting, Messrs. Halpert and Wolfe reported to our board of directors that U.S. Retail Partners, LLC continued to indicate a serious interest in moving forward with the transaction.

     On June 15, 2000, Messrs. Jug and Gaube, as well as John Reinholt, of U.S. Retail Partners, LLC, toured the Company's Chicago-area properties with Mr. Wolfe. On June 22, 2000, Mr. Jug visited the Company's offices outside Washington, D.C. and spent the day with Messrs. Wolfe and Miller touring the Company's properties in the Washington metropolitan area. Following these site inspections, the Company and U.S. Retail Partners, LLC began discussions regarding the performance of the properties and the potential structure of an acquisition transaction. In addition, the Company and U.S. Retail Partners, LLC discussed the circumstances under which the Company's management would consider agreeing to provide management and leasing services, transition assistance and ongoing services to assist U.S. Retail Partners, LLC, as needed, in implementing CalPERS' East Coast shopping center strategy after the consummation of the proposed transactions. U.S. Retail Partners, LLC reiterated that it was only interested in acquiring the Company and its subsidiaries if it could also retain the services of our senior management for this purpose.

     On July 11, 2000, Messrs. Gaube and Waters, in a telephone conversation with Messrs. Halpert, Wolfe and Blumenthal reported to the Company its general parameters for valuing the Company's assets, as well as its continued desire that the Company's senior management be retained to manage the portfolio going forward. During a telephone conversation on July 13, 2000 with Messrs. Halpert and Wolfe, Mr. Baccile, of Chase, and Messrs. Jug, Gaube and Waters confirmed their general pricing parameters and proposed that a transaction be structured as an asset purchase, subject to addressing contractual restrictions on the sale of some of the properties. In addition, Messrs. Jug, Gaube and Waters proposed a supplemental due diligence investigation of the Company and its properties. Messrs. Halpert and Wolfe agreed to discuss this proposal with our board of directors.

     At the Company's regularly scheduled board meeting on July 14, 2000, Messrs. Halpert and Wolfe reported to the board on the status of discussions. At this time, the board determined to suspend active pursuit of a joint venture transaction and to instead focus on the acquisition transaction proposed by U.S. Retail Partners, LLC. Based on the potential for conflicts of interests among senior management and the Company and the Operating Partnership, our board of directors, at the July 14th meeting, appointed the Company's independent directors, Matthew J. Hart, William M. Russell and Heywood Wilansky, to the special committee to assist in the review and evaluation of a potential transaction with U.S. Retail Partners, LLC.

     In mid-July 2000, U.S. Retail Partners, LLC and the Company began to discuss in greater detail the optimal acquisition structure for the proposed transactions. The Company recommended structuring the proposed transaction to allow all the limited partners of the Operating Partnership to rollover their units of limited partnership interest in the Operating Partnership tax free into partnership interests in the surviving entity. U.S. Retail Partners, LLC objected to this structure due in part to its desire to own 100% of the properties and its reluctance to pursue transactions that would result in U.S. Retail Partners, LLC or any of its affiliates having outside limited partners. At the insistence of the Company, U.S. Retail Partners, LLC agreed to review further with its in-house and outside legal counsel the possibility of allowing all limited partners in the Operating Partnership to rollover in the transaction. After such review, U.S. Retail Partners, LLC indicated it would allow only a very limited rollover of the Operating Partnership's limited partners. Specifically, U.S. Retail Partners, LLC reported that it would allow a rollover of limited partners only in connection with properties that had tax protection agreements which by their terms expressly provided for tax protection to survive a sale of all or substantially all the assets of the Company (i.e., the six properties not to be sold in the Asset Sale). U.S. Retail Partners, LLC further indicated that it would not permit the rollover of limited partners in connection with properties whose tax protection agreements had either expired or by their terms did not extend tax protection in the case of the merger or sale of all or substantially all of the assets.

     Based on these negotiations, on July 27, 2000, U.S. Retail Partners, LLC proposed a structure consisting of (1) a sale of the 57 properties not subject to surviving tax protection agreements, followed by (2) a merger of the Company and its subsidiaries owning the remaining six properties that were subject to surviving tax protection agreements. In the merger, the limited partners would be offered the opportunity to receive cash or to rollover their preferred units of limited partnership interest in MergerLP. U.S. Retail Partners, LLC indicated that this structure was the only structure upon which it would proceed with the transaction. After consultation with the special committee, the Company indicated that it was prepared to negotiate terms and conditions for a potential transaction based upon the structure proposed by U.S. Retail Partners, LLC.

     U.S. Retail Partners, LLC responded that it was prepared to retain third parties to complete its diligence on the portfolio with respect to, among other things, environmental and structural matters, lease review, financial information, title and surveys, but only if the Company would reimburse its expenses in the event the Company did not elect to proceed with the transaction. After negotiation between the Company and U.S. Retail Partners, LLC, on August 24, 2000, the Company entered into a reimbursement agreement with U.S. Retail Partners, LLC. This agreement provided that the Company would reimburse CalPERS and

U.S. Retail Partners, LLC for up to $1,000,000 of expenses incurred in connection with the proposed transactions if (1) the Company discussed potential business combinations with any third party prior to September 15, 2000 and subsequently consummated a transaction with such party or (2) if the Company refused to accept an offer by U.S. Retail Partners, LLC to acquire the Company and its assets based upon U.S. Retail Partners, LLC's proposed structure and preliminary pricing parameters. U.S. Retail Partners, LLC indicated that it expected to complete its final due diligence review by September 8, 2000.

     Between August 15, 2000 and September 8, 2000, the Company, Chase and U.S. Retail Partners, LLC and their respective counsel negotiated many of the terms of the definitive documentation. Negotiations focused on a variety of subjects, including:

     - the scope of the Company's representations and warranties, the covenants governing the Company's operations between signing and closing, including, without limitation, the Company's ability to discuss alternative business combinations with third parties;

     - the conditions to the parties' respective obligations to close;

     - the events giving rise to the parties' respective rights to terminate the agreement; and

     - the circumstances in which a termination fee would be paid.

     Because the proposed transactions contemplated allowing the Operating Partnership's limited partners to become limited partners in MergerLP, the Company, in its capacity as general partner of the Operating Partnership, and U.S. Retail Partners, LLC negotiated the terms of the partnership agreement to govern MergerLP.

     In addition, between August 15, 2000 and September 8, 2000, Messrs. Halpert and Wolfe and their independent counsel negotiated with U.S. Retail Partners, LLC the basic terms and conditions under which senior management would (1) manage the acquired assets for a three-year period following the closing of the Transactions and (2) assist U.S. Retail Partners, LLC, as needed, in implementing CalPERS' East Coast shopping center strategy. By September 8, 2000, Messrs. Halpert and Wolfe had reached an agreement with U.S. Retail Partners, LLC regarding the structure of the management arrangement and the duties of senior management, as well as many of the terms of the compensation and non-compete obligations for senior management.

     On September 8, 2000, a special meeting of our board of directors was held at which members of management and the Company's financial and legal advisors also were present, as well as Bruce W. Gilchrist, of Hogan & Hartson, the special committee's independent legal counsel. At this meeting, Chase provided an overview of the proposed transactions and discussed the current real estate capital market environment and various strategic initiatives available to the Company and the Operating Partnership. These strategic initiatives included continuing with the Company's existing business plan, pursuing joint venture equity, pursuing a corporate acquisition strategy, merging the Company and the Operating Partnership with another public company and selling the Company and the Operating Partnership to a strategic buyer or sector consolidator. Chase also reviewed with our board of directors certain financial aspects of the proposed transaction.

     At this meeting, Ronald Hopkinson, of Latham & Watkins the Company's outside legal counsel, made general presentations concerning the transaction agreements, the status of negotiations and issues that remained to be resolved. Mr. Halpert also discussed with our board of directors the basic terms and conditions of senior management's post-closing management arrangements with U.S. Retail Partners, LLC and its affiliates.

     The special committee and Mr. Gilchrist then met in a closed session to discuss and evaluate the current state of negotiations of the proposed transactions as presented at the meeting. Based upon their review and analysis, the special committee unanimously recommended that the Company proceed to negotiate final transaction terms with U.S. Retail Partners, LLC.

     During the period from September 8 through September 25, 2000, the parties and their representatives continued to negotiate economic terms, as well as the definitive documentation. During this period,

U.S. Retail Partners, LLC also completed its final due diligence, including obtaining third party reports regarding environmental and structural matters. Business discussions continued to be held regarding the economic terms and conditions of the proposed transactions, including the estimated cost of addressing environmental, structural, financial and other matters identified during the course of U.S. Retail Partners, LLC's due diligence investigation. During this period, the parties' discussions regarding the documentation focused on the scope of restrictions on the Company's ability to communicate with third party bidders and the scope and size of the termination fee, as well as the scope of the Company's representations and warranties. During this period, our board of directors and the special committee were kept informed by their advisors. By the morning of September 25, 2000, the terms and conditions of U.S. Retail Partners, LLC's proposal were substantially final.

     On September 25, 2000, at a telephonic special meeting, our board of directors received updates from the Company's management, Chase and Latham & Watkins on the status of the negotiations concerning the transactions proposed by U.S. Retail Partners, LLC. Chase summarized its financial analyses of the proposed transactions, which are described in "The Transactions -- Opinion of Financial Advisor". Chase then delivered to our board of directors its oral opinion to the effect that, as of that date, based upon facts and circumstances as Chase understood to exist at that time, and subject to various qualifications and assumptions:

          (1) the consideration proposed to be paid by USRP I, LLC pursuant to the real estate purchase agreement, including the assumption of certain liabilities as provided therein, was fair, from a financial point of view, to the Operating Partnership; and

          (2) the consideration proposed to be paid by MergerCo and MergerLP pursuant to the merger agreement and the consideration proposed to be paid by USRP I, LLC pursuant to the real estate purchase agreement, including the assumption of certain liabilities as provided therein, taken together as a whole and not separately, was fair, from a financial point of view, to the Company and its stockholders and the Operating Partnership and its partners.

     Latham & Watkins, together with James J. Hanks, Jr., of Ballard Spahr Andrews & Ingersoll, LLP, the Company's Maryland legal counsel, then made a presentation to our board of directors in which it reviewed the duties of the directors in connection with the proposed transactions and explained the final terms of the definitive documentation as proposed by U.S. Retail Partners, LLC, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses. The special committee then met in a closed session to review and evaluate the proposed transactions, including the liquidation of the Company. The factors considered by both the special committee and our board of directors are described in more detail in the section entitled "Reasons for the Transactions."

     Based on these and previous deliberations, the special committee unanimously approved the proposed transactions, the liquidation of the Company as contemplated by the plan of liquidation and the contracts substantially on the terms discussed at the meeting and recommended to our board of directors that it approve the proposed transactions and contracts as well. After its own deliberation, our board of directors approved the proposed transactions and the liquidation of the Company as contemplated by the plan of liquidation and authorized management to complete and execute the definitive agreements and to complete the liquidation of the Company on terms as presented to our board of directors and the special committee. Between September 25, 2000 and September 27, 2000, the parties finalized the definitive agreements. On September 27, 2000, Chase delivered its written fairness opinion confirming, as of such date, its oral opinion previously delivered at the September 25th meeting of our board, and the Company and its subsidiaries and the USRP Entities executed the definitive transaction agreements. On September 28, 2000, the Company and CalPERS publicly announced the transactions.

OPINION OF FINANCIAL ADVISOR

     The Company retained Chase to act as its financial advisor in connection with the transactions. In connection with its engagement, we requested that Chase evaluate the fairness, from a financial point of view, (1) to the Operating Partnership of the consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement, including the assumption of certain liabilities as provided in the real estate purchase agreement, which we refer to as the "Property Purchase Consideration", and (2) to the Company and its stockholders and the Operating Partnership and its partners of the consideration to be paid by MergerCo and MergerLP pursuant to the merger agreement and the Property Purchase Consideration, taken together as a whole and not separately. On September 25, 2000, at a meeting of our board of directors, Chase delivered an oral opinion to the effect that as of such date and based upon and subject to various qualifications and assumptions:

          (1) the Property Purchase Consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement was fair, from a financial point of view, to the Operating Partnership; and

          (2) the consideration to be paid by MergerCo and MergerLP pursuant to the merger agreement and the Property Purchase Consideration, taken together as a whole and not separately, was fair, from a financial point of view, to the Company and its stockholders and the Operating Partnership and its partners. Chase's opinion was subsequently confirmed in a written opinion dated September 27, 2000.

     THE FULL TEXT OF CHASE'S OPINION DATED SEPTEMBER 27, 2000 IS ATTACHED AS EXHIBIT E TO THIS PROXY STATEMENT AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. OUR STOCKHOLDERS ARE URGED TO READ CHASE'S OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY CHASE IN ARRIVING AT ITS OPINION. REFERENCES TO THE OPINION AND THE SUMMARY OF THE OPINION CONTAINED IN THIS PROXY STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHASE'S OPINION. CHASE HAS CONSENTED TO THE INCLUSION OF ITS OPINION, DATED SEPTEMBER 27, 2000, AND THE REFERENCES TO ITS OPINION IN THIS PROXY STATEMENT.

     Chase's opinion is directed only to the fairness, from a financial point of view, to the Operating Partnership of the Property Purchase Consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement and to the fairness, from a financial point of view, to the Company and its stockholders and the Operating Partnership and its partners of the consideration to be paid by MergerCo and MergerLP pursuant to the merger agreement and the Property Purchase Consideration, taken together as a whole and not separately, in each case as of September 27, 2000, the date of Chase's opinion. Chase is not obligated to update this opinion and our board of directors has not considered under what circumstances it would engage Chase to provide an update to its opinion. Chase's opinion does not constitute a recommendation to our board in connection with the transactions and does not address the merits of the underlying decision by the Company and the Operating Partnership to engage in the transactions or the future trading value of our common stock or the Operating Partnership's units or the amounts that may ultimately be distributed to our stockholders or the Operating Partnership's limited partners in connection with the proposed liquidation of the Company as contemplated by the transactions. Chase's opinion does not constitute a recommendation to any holder of equity interests in the Company or the Operating Partnership as to how that holder should vote with respect to the transactions. The Company imposed no limitations upon Chase with respect to the investigations made or procedures followed by it in rendering its opinion. The Company and the Operating Partnership, on the one hand, and USRP I, LLC, MergerCo and MergerLP, on the other hand, determined the Property Purchase Consideration and the consideration payable pursuant to the merger agreement in arm's length negotiations.

     In connection with rendering its opinion, Chase, among other things:

     - reviewed drafts of the transaction agreements as well as the voting agreements;

     - reviewed certain publicly available business and financial information Chase deemed relevant relating to the Company and the Operating Partnership and the industries in which they operate;

     - reviewed certain internal non-public financial and operating data provided to Chase by the management of the Company and the Operating Partnership relating to their businesses, including certain forecast and projection information as to future financial results of those businesses;

     - discussed with members of the senior managements and representatives of the Company and the Operating Partnership the Company's and the Operating Partnership's operations, historical financial statements and future prospects, as well as other matters Chase deemed necessary or appropriate;

     - compared the financial and operating performance of the Company and the Operating Partnership with publicly available information concerning ten other companies and businesses Chase deemed comparable and reviewed the relevant stock market information for such other companies (see the
       discussions of Comparable Companies, beginning on pages [          ] and
       [          ] below); and

     - reviewed the financial terms of nine recent business combinations and eight recent acquisition transactions Chase deemed reasonably comparable to the transactions and otherwise relevant to its inquiry (see the discussions of Precedent Corporate Transactions, beginning on page
       [          ] below, and Precedent Asset Transactions, beginning on page
       [          ] below).

     In addition, Chase made other analyses and examinations as it deemed necessary or appropriate, including those described below under the headings
"Wall Street Net Asset Value", beginning on page [          ], "Dividend
Discount Analysis", beginning on page [          ], "Third Party Surveys",
beginning on page [          ], and "Discounted Cash Flow Analysis" beginning on
page [          ].

     For purposes of its opinion, Chase assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information provided to, discussed with, or received by or for Chase, or publicly available. Chase relied upon the assurances of the managements of the Company and the Operating Partnership that they were not aware of any facts that would make that information inaccurate or misleading. Chase did not make or obtain any independent evaluations or appraisals of the assets or liabilities of the Company or the Operating Partnership, nor did it conduct a physical inspection of the properties and facilities of the Company or the Operating Partnership. Chase assumed that the financial forecast and projection information provided to or discussed with it was reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Operating Partnership as to the future financial performance of the Company and the Operating Partnership. Chase expressed no view as to the forecast or projection information or the assumptions upon which it was based.

     In connection with the preparation of its opinion, Chase was not authorized by the Company or the Operating Partnership to solicit, nor did Chase solicit, offers from third parties for the acquisition of all or any part of the equity or assets of the Company or the Operating Partnership.

     For purposes of rendering its opinion, Chase assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the transaction agreements and voting agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the transaction agreements and voting agreements and that all conditions to the consummation of the transactions will be satisfied without being waived. Chase also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or the Operating Partnership is a party, as contemplated by the transaction agreements and voting agreements, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or the Operating Partnership of the transactions. In its review and analysis and in arriving at its opinion, Chase did not attempt to value any of the non-cash consideration being offered under the merger agreement to the holders of limited partnership interests in the Operating Partnership and did not render any opinion with respect to any non-cash consideration. Accordingly, for purposes of its opinion, Chase assumed that all of the limited partners of the Operating Partnership would elect to receive cash consideration under the merger agreement. Chase based its opinion on market, economic and other conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion.

     The following summarizes the material analyses performed by Chase in connection with providing its opinion to our board. We have presented some of the summaries in tabular format. In order to understand the financial analyses used by Chase more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Chase's financial analyses.

     AGGREGATE CONSIDERATION

     For purposes of its analysis, Chase assumed that the aggregate consideration to be paid by USRP I, LLC, MergerCo and MergerLP pursuant to the real estate purchase agreement and the merger agreement, taken together as a whole and not separately, including the Company's projected total debt of $304 million, and including projected amounts payable for working capital, in each case for a projected closing in January 2001, together with the Company's and its subsidiaries' projected cash on hand immediately prior to the closing of the transactions, which will be distributed to the Company's stockholders and the Operating Partnership's partners with the net proceeds of the Asset Sale, all of which were based on estimates of our management, which we refer to collectively as the "Aggregate Consideration", would equal approximately $805 million. Taking into account the Company's projected total debt described above, net working capital, transaction expenses and other payments required to be made in connection with the transactions, as estimated by the Company's management, the analysis assumed an estimated total market capitalization of the Company implied by the transactions of approximately $767 million, which, after subtracting the projected total debt of $304 million described above, implies an equity value of approximately $463 million. Based on this implied equity value, the analysis assumed the amount of the Aggregate Consideration that would be available for distribution to stockholders would be approximately $26.00 to $26.50 per share. For purposes of the summary of Chase's analysis set forth below, the $26.25 assumed per share amount of Aggregate Consideration that would be available for distribution to stockholders refers to the midpoint of Chase's range of assumed per share amounts. See "Sources and Uses of the Distribution Proceeds and Merger
Consideration" beginning on page [          ] for a table presenting in greater
detail the sources of the Aggregate Consideration and the expenses and other obligations to be paid before the proceeds are distributed to the Company's stockholders and the Operating Partnership's partners.

     Historical Stock Performance. Chase reviewed the trading price of the shares of our common stock. This stock performance review indicated that for the period from January 4, 1999 to August 31, 2000, the high, average and low closing prices for shares of our common stock were $24.00, $20.99 and $17.75, respectively.

     Comparable Company Analysis. Chase reviewed and compared the operating performance and financial condition of ten selected publicly traded REITs, which we refer to collectively as the "Comparable Companies", using publicly available information with that of the operating performance and financial condition of the Company. Such comparable companies consisted of the following:

- KIMCO Realty Corp.                       - Developers Diversified Realty Corp.
- New Plan Excel Realty Trust              - Federal Realty Investment Trust
- Regency Realty Corporation               - IRT Property Company
- Weingarten Realty Investors              - Pan Pacific Retail Properties, Inc.
- Ramco-Gershenson Properties Trust        - Saul Centers, Inc.

     Chase's analysis included, among other things, a review of: (1) equity market value, assuming the conversion of all of the Operating Partnership's units; (2) total market capitalization, calculated by adding equity market value and total debt, preferred units and preferred stock; (3) ratios of price per share to funds from operations, "FFO", per share; (4) ratios of total market capitalization to earnings before interest expense, depreciation and amortization, "EBITDA", and (5) implied capitalization rates, which equal net operating income divided by total market capitalization. Chase calculated the ratio of price per share as of September 22, 2000 to FFO per share using projected 2000 and 2001 FFO per share, as provided by First Call, a national data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors, and total market capitalization to EBITDA using projected 2000 and 2001 EBITDA, based on Wall Street research reports.

     These analyses showed the following:

                                                            RANGE FOR         IMPLIED
                                                            COMPARABLE     MULTIPLES FOR
                                                            COMPANIES     THE TRANSACTIONS
                                                           ------------   ----------------
Price as compared to estimated 2000 FFO..................  8.0x -  9.5x        10.2x
Price as compared to estimated 2001 FFO..................  7.5x -  9.0x         9.5x
Total market capitalization to estimated 2000 EBITDA.....  9.5x - 11.0x        10.9x
Total market capitalization to estimated 2001 EBITDA.....  9.0x - 10.0x         9.9x

     The implied multiples for the transactions were calculated using the $26.25 assumed per share amount of the Aggregate Consideration that would be available for distribution to stockholders. If the $805 million Aggregate Consideration for the transactions were used for the EBITDA multiples rather than the $767 million market capitalization implied by the transactions, the Aggregate Consideration to estimated 2000 and 2001 EBITDA would be 11.4 and 10.4, respectively. Based on these analyses and the Company's estimated 2000 FFO, estimated 2001 FFO, estimated 2000 EBITDA and estimated 2001 EBITDA, Chase calculated that the total market capitalization implied by the transactions based on the multiples of the Comparable Companies was $665 million to $775 million.

     None of the Comparable Companies were identical to the Company or the Operating Partnership and, accordingly, the Comparable Company Analysis necessarily involved complex considerations and judgments concerning the differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the Operating Partnership.

     Precedent Corporate Transactions Analysis. Chase analyzed the purchase price and transaction value multiples for the transactions based upon an analysis of publicly available information relating to nine selected corporate transactions involving the sale or merger of the entire target company, which we refer to collectively as the "Precedent Corporate Transactions". The Precedent Corporate Transactions were chosen based on a review of target companies that had general business, operating and financial characteristics representative of companies in the industry in which the Company operates. The Precedent Corporate Transactions reviewed were:

ANNOUNCED
  DATE                  ACQUIROR                             TARGET
---------  -----------------------------------   ------------------------------
8/22/00    Pan Pacific Retail Properties, Inc.   Western Properties Trust
5/15/00    Heritage Property Investors Inc.      Bradley Real Estate, Inc.
                                                 Philips International Realty
4/17/00    Kimco, Various                        Inc.
6/1/98     Bradley Real Estate, Inc.             Mid-America Realty Investments
5/14/98    Excel Realty Trust Inc.               New Plan Realty Trust
1/14/98    Kimco Realty Corp                     Price REIT Inc.
11/13/97   Prime Retail Inc.                     Horizon Group Inc.
10/30/95   Bradley Real Estate, Inc.             Tucker Properties Corp.
3/14/95    Horizon Outlet Centers                McArthur/Glen Realty Corp.

     In connection with its analysis, Chase calculated for each of the Precedent Corporate Transactions: (1) the purchase price, assuming the conversion of any operating partnership units, calculated using stock prices five and twenty days prior to the announcement date; (2) total transaction value calculated by adding purchase price, total debt, preferred units and preferred stock; (3) ratios of offer price per share to FFO per share; (4) ratios of total transaction value to EBITDA; (5) implied capitalization rates applied to net operating income; and
(6) the offer price's premium to the unaffected stock price of the target 20 days prior to announcement of the transaction. Chase calculated the ratio of offer price per share to FFO per share using projected FFO for the end of the year in which the applicable Precedent Corporate Transaction was announced and total transaction value to EBITDA using projected EBITDA for the end of the year in which the applicable Precedent Corporate Transaction was announced. The results of this comparison were as follows:

                                                                                   IMPLIED
                                                                                   MEASURES
                                                         RANGE FOR PRECEDENT       FOR THE
                                                        CORPORATE TRANSACTIONS   TRANSACTIONS
                                                        ----------------------   ------------
Offer price to projected FFO..........................       8.5x - 10.0x           10.2x
Total transaction value compared to projected
  EBITDA..............................................      10.0x - 11.5x           10.9x
Premium to unaffected stock price 20 days prior to
  announcement........................................      10.0% - 25.0%           22.8%

     The implied multiples and premium percentage for the transactions were calculated using the $26.25 assumed per share amount of the Aggregate Consideration that would be available for distribution to stockholders. If the $805 million Aggregate Consideration were used for the EBITDA multiples rather than the $767 million market capitalization implied by the transactions, the Aggregate Consideration to estimated 2000 EBITDA would be 11.4. Based on the Company's estimated 2000 FFO and EBITDA and the premium to the Company's stock price 20 days prior to announcement, Chase calculated that total market capitalization implied by the transactions ranged from $690 million to $810 million.

     None of the selected Precedent Corporate Transactions reviewed were identical to the transactions and, accordingly, the Precedent Corporate Transactions Analysis necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors, including the general market conditions prevailing in the equity capital markets at the time of the transaction, that could affect the Precedent Corporate Transactions compared to the transactions.

     Wall Street Net Asset Value. Chase performed a review of net asset value estimates by Wall Street research analysts for the Company and used the range of those estimates to calculate an implied total market capitalization for the Company. Chase calculated the implied total market capitalization based on a range of net asset value estimates of $24.00 per share to $26.50 per share was $730 million to $770 million.

     Dividend Discount Analysis. Chase performed a dividend discount analysis for the Company based upon projections and assumptions provided by the Company's management of projected FFO per common share and projected annual dividend payouts per share for the years ending December 31, 2001 to December 31, 2006. Under the dividend discount model methodology, implied equity values are projected by discounting dividends per share for the years 2001 through 2006 using discount rates reflecting an expected equity total return and calculating a terminal value by applying exit multiples on projected 2006 FFO for the Company. Chase used discount rates ranging from 14.0% to 17.0% and terminal multiples of 8.0x to 9.0x. Chase selected these ranges of discount rates and terminal value multiples based on a review of the Comparable Companies listed under the heading "Comparable Company Analysis" above. The present value of the dividends and the terminal value were added together to determine a range of equity values for the Company. The debt balance projected at the closing of the transactions as provided by the Company's management was added to the range of equity values to determine the implied total market capitalization, which ranged from $660 million to $745 million.

     PROPERTY PURCHASE CONSIDERATION

     For purposes of its analysis, Chase assumed that the Property Purchase Consideration equals approximately $674 million, including our projected debt of approximately $257 million at closing in January 2001 allocated to the portfolio of properties to be sold in the Asset Sale, which was based upon estimates of our management. To calculate the projected allocated debt, Chase included the mortgage debt secured by these properties and a portion of the Company's debt under its line of credit.

     Comparable Company Analysis. In connection with its analysis of the Property Purchase Consideration, Chase reviewed and compared the operating performance and financial performance of the Comparable Companies listed under the heading "Comparable Company Analysis" in the Aggregate Consideration

Section above, using publicly available information with that of the properties to be sold under the real estate purchase agreement. Chase's methodology for analyzing the Comparable Companies is described above under "Aggregate Consideration -- Comparable Company Analysis". The comparison of the Comparable Companies with the properties to be sold showed the following:

                                                                   RANGE FOR               IMPLIED
                                                                   COMPARABLE           MULTIPLES FOR
                                                                   COMPANIES            THE ASSET SALE
                                                           --------------------------   --------------
Price as compared to estimated 2000 FFO..................  8.0x       -        9.5x         11.6x
Price as compared to estimated 2001 FFO..................  7.5x       -        9.0x         11.1x
Capitalization rate on estimated.........................  9.0%       -       11.0%          8.8%
2000 net operating income

     Based on estimated 2000 FFO, estimated 2001 FFO and the range of capitalization rates applied to estimated 2000 net operating income, in each case for the properties to be sold, Chase calculated that the implied Property Purchase Consideration based on the Comparable Companies' statistics was $535 million to $660 million. To calculate the projected 2000 and 2001 FFO for the Property Purchase Consideration, Chase made pro-rata adjustments to the estimated 2000 and estimated 2001 FFO, as provided by First Call.

     Precedent Asset Transactions Analysis. In addition to its review of the Precedent Corporate Transactions, in connection with its analysis of the Property Purchase Consideration, Chase analyzed the purchase price and transaction value multiples for the sale of the properties to be sold under the real estate purchase agreement based upon an analysis of publicly available information relating to eight selected transactions involving acquisitions of shopping community center assets that had been completed since 1995, which we refer to collectively, as the "Precedent Asset Transactions". The Precedent Asset Transactions were chosen based on a review of acquired assets that had general business, operating and financial characteristics representative of assets subject to the real estate purchase agreement. The Precedent Asset Transactions reviewed were:

ANNOUNCED DATE                ACQUIROR                             SELLER
--------------                --------                             ------
    9/5/00       Developers Diversified Realty       Burnham Pacific
                 Corp. and Coventry Real Estate      Properties, Inc.
                 Partners
   4/17/00       Kimco, Various                      Philips International
                                                     Realty Inc.
    3/9/99       BPP Retail, which is now known as   AMB Properties
                 U.S. Retail Partners, LLC
   9/24/98       Regency Realty Corp.                Pacific Retail
   5/20/98       Developers Diversified Realty       Hermes Portfolio
                 Corp.
   2/25/98       Developers Diversified Realty       Continental Real Estate
                 Corp.
   1/12/98       Regency Realty Corp.                Midland Group Properties
   2/10/97       Regency Realty Corp.                Branch Portfolio

     Chase's methodology for analyzing the Precedent Asset Transactions is described above under "Aggregate Consideration-Precedent Transaction Analysis". The comparisons of the Precedent Asset Transactions with the Property Purchase Consideration are shown in the following table. In the table, the implied "capitalization rate on estimated 2000 net operating income -- corporate" was derived from Precedent

Corporate Transactions and the implied "capitalization rates on estimated net operating income -- asset" was derived from Precedent Asset Transactions.

                                                                  RANGE FOR               IMPLIED
                                                               PRECENDENT ASSET         MEASURES FOR
                                                                 TRANSACTIONS          THE ASSET SALE
                                                          --------------------------   --------------
Capitalization rate on estimated 2000 net operating
  income -- corporate...................................  9.0%       -       10.0%          8.8%
Capitalization rate on estimated 2000 net operating
  income -- asset.......................................  8.75%      -        9.5%          8.8%

     Based on these comparisons and on applying a range of capitalization rates to estimated 2000 net operating income, Chase observed the Property Purchase Consideration valuation to range from $590 million to $675 million.

     Third Party Surveys. Chase reviewed market surveys conducted by third-party experts from RERC Real Estate Report, PricewaterhouseCoopers Korpacz Real Estate and CB Richard Ellis. These surveys reflect the capitalization rates expected to be realized in prospective shopping center transactions by participants, including pension funds, REITs, and insurance companies. Chase applied this range of capitalization rates to the estimated 2000 net operating income of the portfolio of properties to be sold in the Asset Sale to arrive at a valuation range as shown below:

                         SURVEY                                 MEAN                  RANGE
                         ------                            --------------   --------------------------
RERC Real Estate Report -- first quarter of 2000.........       9.3%        8.5%       -       11.0%
PricewaterhouseCoopers Korpacz Real Estate
  Survey -- third quarter of 2000........................       9.8%        8.5%       -       12.0%
CB Richard Ellis National Investor Survey -- fourth
  quarter of 1999........................................       9.3%        7.5%       -       10.0%

     The capitalization rates listed above yielded an average range of 8.5% to 11.0%. Applying those capitalization rates to the estimated 2000 net operating income of the portfolio of properties being sold in the Asset Sale, Chase arrived at an implied value for the Property Purchase Consideration to be between $540 million and $700 million.

     Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis of the portfolio of properties to be sold in the Asset Sale based on projections provided by our management for the years 2001 to 2006. After calculating the net present value of the cash flows of the portfolio of properties to be sold in the Asset Sale for the applicable periods using a range of discount rates from 11.0% to 13.0%, a terminal value was calculated based upon a range of exit capitalization rates from 9.0% to 11.0%. The capitalization and discount rates were based on a review of companies and real estate portfolios that Chase deemed comparable. Based on these ranges, Chase determined that the implied value for the Property Purchase Consideration was between $575 million and $705 million.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analyses or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Chase's opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support Chase's opinion. In arriving at its opinion, Chase considered the results of all such analyses and did not assign specific weights to particular analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Chase's analysis of the fairness, from a financial point of view, (1) to the Operating Partnership of the Property Purchase Consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement and (2) to the Company and its stockholders and the Operating Partnership and its partners of the consideration to be paid by MergerCo and MergerLP pursuant to the merger agreement and the Property Purchase Consideration to be paid by USRP I, LLC pursuant to the real estate purchase agreement, taken together as a whole and not separately. The summary in this proxy statement of Chase's opinion is qualified in its entirety by reference to the full text of Chase's opinion.

     Our board of directors retained Chase based upon its experience and expertise. Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase and its affiliates, including The Chase Manhattan Corporation, in the ordinary course of business, have from time to time, provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company and U.S. Retail Partners, LLC and their respective affiliates, including, in the case of U.S. Retail Partners, LLC, CalPERS. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of the Company and affiliates of U.S. Retail Partners, LLC, including CalPERS, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of our engagement of Chase relating to the transactions are set forth in a letter agreement, dated January 26, 2000, between Chase and the Company. In the letter agreement, we have agreed, upon the closing of the transactions, to pay Chase a fee equal to 0.49% of the consideration paid to the Company and its stockholders and affiliates in connection with the transactions, calculated according to the terms of the letter agreement, including amounts paid in connection with convertible securities, stock appreciation rights and options and including all assumed indebtedness. We estimate this fee to be approximately $4 million. Chase has been paid $1.4 million, which amount became payable upon execution of the transaction agreements and voting agreements and which shall be credited against the fee described above. In addition, we have agreed to reimburse Chase for its reasonable out-of-pocket expenses and to indemnify Chase and specified related parties against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Under their respective employment agreements with the Company, Stuart D. Halpert and William J. Wolfe each are entitled to a cash severance payment if his employment is terminated by the Company for any other reason than for cause, as defined in the employment agreement. Prior to the consummation of the transactions, Mr. Halpert's and Mr. Wolfe's employment with the Company will be terminated, and, as a result, Messrs. Halpert and Wolfe will each be entitled under his employment agreement to a cash severance payment of approximately $3,475,000 immediately prior to the closing of the transactions. These payments will be in addition to each of their regular bonuses for 2000, which the Company anticipates will equal approximately $350,000 for each of Messrs. Halpert and Wolfe.

     Furthermore, because payments made to Messrs. Halpert and Wolfe in connection with the transactions become subject to an excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Messrs. Halpert and Wolfe each will be entitled under his employment agreement to an additional payment, referred to as a gross-up payment, in order to pay any excise tax due, so that he will retain, as a result of receiving the gross-up payment, the amount of payments in connection with the transactions that he would have received if such payments were not subject to any excise tax. Although we cannot definitively calculate the amount of the gross-up payments at this time, we currently estimate that such payments will be approximately $2,526,000 for each of Messrs. Halpert and Wolfe.

     In addition, under the merger agreement, the Company will pay retention bonuses of approximately $2,080,000 in the aggregate to James G. Blumenthal, Jeffrey S. Distenfeld, James G. Pounds, Kenneth J.

Miller and Christine Schaaf and approximately $1,000,000 in the aggregate to other employees. These bonuses will be paid in order to retain key employees and facilitate completing the transactions.

     Immediately prior to the closing of the transactions, each restricted share of our common stock outstanding, whether or not then vested or restricted, will become fully vested and unrestricted. Each of the following persons will have the following restricted shares of our common stock made fully vested and unrestricted as a result of the transactions: Mr. Halpert, 126,584 shares; Mr. Wolfe, 126,584 shares; Mr. Blumenthal, 2,300 shares; Mr. Distenfeld, 2,300 shares; Mr. Pounds, 2,300 shares. We estimate that each of these persons will receive distributions in approximately the following amounts in connection with restricted shares of our common stock made fully vested and unrestricted as a result of the transactions: Mr. Halpert, $3,291,184; Mr. Wolfe, $3,291,184; Mr. Blumenthal, $59,800; Mr. Distenfeld, $59,800 and Mr. Pounds, $59,800.

     Immediately prior to the closing of the transactions, all obligations with respect to contingent shares of our common stock will be settled in cash. We estimate that settling these obligations will require approximately $3,900,000, which will be paid $1,950,000 each to Messrs. Halpert and Wolfe.

     Immediately prior to the closing of the transactions, all of the outstanding options, under the Company's stock option plan and employment agreements, to purchase our common stock will become fully vested and exercisable. In full settlement of these options, the Operating Partnership will make a cash payment to each option holder prior to the closing equal to the product of (1) the number of shares of our common stock provided for in such option and (2) the excess, if any, of the total amount per share of common stock to be received by our stockholders in connection with the transactions over the exercise price per share provided for in such option. We estimate that accelerating and cashing out all outstanding stock options will require payments of approximately $7,200,000 in the aggregate. In settlement of outstanding stock options held by the following directors and officers of the Company, such officers and directors will receive approximately the following amounts: Mr. Halpert, $3,020,200; Mr. Wolfe, $3,020,200; James G. Blumenthal, $93,345;
Jeffrey S. Distenfeld, $93,345; James G. Pounds, $93,345; Matthew J. Hart, $44,000; William M. Russell, $44,000; and Heywood Wilansky, $60,250.

     See also "Terms of the Transactions -- Management Agreement with FRW, Inc." and "Terms of the Transactions -- Employment Programs" below for terms of the management agreement under which senior management will receive retention payments in addition to fees for services thereunder. In addition, under the terms of the merger agreement, the Company will be responsible for payment of all wages and satisfaction of benefits relating to the period prior to the effective time of the mergers, and the Company's directors and officers will be entitled to indemnification in circumstances more fully described in the section entitled "Terms of the Transactions -- Indemnification."

     In addition, see the section entitled "Security Ownership of Management and Certain Beneficial Owners" for additional information regarding interests of our management and directors in securities of the Company and the Operating Partnership.

     The following table sets forth, for Messrs. Halpert and Wolfe, (1) the severance payment due upon the closing of the transactions, (2) the estimated value of stock options (excess of the estimated amount to be distributed with respect to shares subject to options over aggregate exercise price of options) that will vest and be settled as a result of the transactions, (3) the estimated value of restricted stock that will vest as a result of the transactions, (4) the estimated value of contingent stock that will vest and be settled as a result of the transactions, and (5) the amount of the retention fees due under the management agreement upon closing of the transactions:

                                                                                     RETENTION
                                                         VALUE OF      VALUE OF       PAYMENTS
                                           VALUE OF     ACCELERATED   ACCELERATED      UNDER
                              SEVERANCE   ACCELERATED   RESTRICTED    CONTINGENT     MANAGEMENT
                               PAYMENTS   OPTIONS(1)     STOCK(1)      STOCK(1)     AGREEMENT(2)
                              ----------  -----------   -----------   -----------   ------------
Stuart D. Halpert...........  $3,475,000  $3,020,000    $3,291,184    $1,950,000     $4,000,000
William J. Wolfe............  $3,475,000  $3,020,000    $3,291,184    $1,950,000     $4,000,000

---------------
(1) Represents estimated value at the closing of the transactions of options (excess of the estimated amount to be distributed with respect to shares subject to options over aggregate exercise price of options), restricted stock and contingent stock based on our estimates of the net proceeds per share of these transactions.

(2) These amounts are subject to potential forfeiture and reimbursement under the management agreement. In addition, FRW, Inc., which is jointly owned by Messrs. Halpert and Wolfe, will be entitled to fees for services. See "Terms of the Transactions -- Management Agreement with FRW, Inc.".

DIRECTORS' COMPENSATION

     Each of Messrs. Hart, Russell, and Wilansky, as an independent director receives a retainer of $18,000 per annum for his or her services as a director of our board. In addition, the chairman of each committee of our board of directors is paid $1,000 for each meeting which he attends and chairs. The chairman of our board's compensation committee receives an additional $10,000 per year, paid in quarterly installments, for additional services provided to the Company in such capacity. Each independent director also is reimbursed for expenses incurred in attending meetings. Under our stock option plan, each independent director receives, upon initial election to our board of directors, an option to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock on the grant date. As a result of the amendment to our stock option plan approved by our stockholders at the 1999 annual meeting, our board of directors has discretion to make annual grants of options to each independent director at an exercise price equal to the fair market value of a share of our common stock on the date of grant. Neither employees of the Company who are directors nor Lester Zimmerman are paid director fees nor do they receive options for their service as directors. In exchange for serving on the special committee, each independent director received a retainer of $25,000. Mr. Wilansky received an additional $10,000 for his services as chairman of the special committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding beneficial ownership of the shares of our common stock as of October 19, 2000 by (1) our Chief Executive Officer and each of the other four most highly compensated executive officers, whom we refer to collectively as, the "Named Executive Officers", (2) each director of the Company, (3) the Company's officers and directors as a group and (4) all persons known by the Company to be the beneficial owner of more than five percent of the outstanding shares of our common stock. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o First Washington Realty Trust, Inc., 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814.

                           SHARES BENEFICIALLY OWNED

                                                           AMOUNT AND NATURE OF          PERCENT OF
               NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)         CLASS (2)
               ------------------------                  -------------------------   -------------------
Stuart D. Halpert (3)(4)...............................            646,394                   6.00%
William J. Wolfe (3)(4)................................            646,394                   6.00%
Lester Zimmerman.......................................             94,471                   0.90%
James G. Blumenthal (3)(4).............................             35,391                      *
Jeffrey S. Distenfeld (3)(4)...........................             35,391                      *
James G. Pounds (3)(4).................................             35,391                      *
Matthew J. Hart(5).....................................             15,832                      *
William M. Russell(5)..................................             14,832                      *
Heywood Wilansky(5)....................................             11,832                      *
All executive officers and directors as a group (9
  persons).............................................          1,535,928                  13.77%
T. Rowe Price Associates, Inc. (6)(7)..................            863,300                   8.24%
  100 East Pratt Street
  Baltimore, MD 21202

---------------
* = less than 1%

(1) Includes shares of our common stock issuable upon conversion of common units of limited partnership interest in the Operating Partnership which are convertible within 60 days. As of October 19, 2000, common units owned by the Named Executive Officers and Directors were as follows: Stuart D. Halpert -- 3,198, William J. Wolfe -- 3,198, Lester Zimmerman -- 2,318, James G. Blumenthal -- 3,077, Jeffrey S. Distenfeld -- 3,077, and James G. Pounds -- 3,077.

(2) Based on 10,480,020 shares of our common stock outstanding as of October 19, 2000, plus the shares of our common stock issuable upon conversion of all common units and the options to purchase shares of our common stock (which are exercisable within 60 days) held by such beneficial owner.

(3) Includes options to purchase shares of our common stock (which are exercisable within 60 days) as follows: Stuart D. Halpert -- 283,140, William J. Wolfe -- 283,140, James G. Blumenthal -- 18,462, Jeffrey S. Distenfeld -- 18,462, and James G. Pounds -- 18,462.

(4) Includes restricted shares of our common stock (not vested) held by Stuart
    D. Halpert -- 151,584, William J. Wolfe -- 151,584, James G.
    Blumenthal -- 3,700, Jeffrey S. Distenfeld -- 3,700, and James G.
    Pounds -- 3,700.

(5) For Mr. Wilansky only, includes options to purchase 11,832 shares of our common stock (which are exercisable within 60 days). For Mr. Hart and Mr. Russell only, includes options to purchase 9,332 shares of our common stock (which are exercisable within 90 days).

(6) Reflects beneficial ownership as of December 31, 1999, as reported to the Company on Schedule 13G filed in February, 2000. The Company is not aware of any change in ownership since this filing.

(7) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

VOTING AGREEMENTS WITH SENIOR MANAGEMENT

     MergerCo has entered into a voting agreement with each of Stuart D. Halpert and William J. Wolfe. In these agreements, Messrs. Halpert and Wolfe each agreed to vote 256,329 shares of our common stock in favor of the transactions and to vote these shares against any transaction or other proposal that could hinder or impede the completion of the transactions. Finally, these officers agreed not to transfer or pledge those shares before the consummation of the transactions. The 512,658 shares of our common stock, in the aggregate, subject to the two voting agreements represent less than 5% of the issued and outstanding shares of our common stock.

CERTAIN EFFECTS OF THE TRANSACTIONS

     If the transactions are completed, holders of shares of our common stock and Series A preferred stock will not have an opportunity to continue their equity interest in the surviving company as an ongoing company, and, therefore, will not have the opportunity to share in their future earnings, dividends or growth, if any. In addition, upon completion of the transactions, our common stock and Series A preferred stock will cease to exist (other than as the right to receive the consideration in connection with the transactions), will no longer be listed on the New York Stock Exchange and will cease to be registered with the SEC.

METHOD OF ACCOUNTING

     The transactions will be accounted for under the purchase method of accounting.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held at [          ], on [          , January
     ], 2001, at 10:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to consider and approve the transactions set forth in this proxy statement, including the disposition of substantially all of our assets to, and the merger with and into, affiliates of U.S. Retail Partners, LLC, in the manner set forth in "The Transactions -- Structure of the Transactions" and "Terms of the Transactions". As a result of the transactions, the separate corporate existence of the Company will cease and all of our subsidiaries will become subsidiaries of MergerCo.

RECORD DATE AND VOTING POWER

     Our board of directors has fixed the close of business on December 5, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were
[          ] outstanding shares of common stock held by approximately
[          ] stockholders of record and [          ] outstanding shares of
Series A preferred stock held by approximately [          ] stockholders of
record. Our common stock and Series A preferred stock are our only outstanding classes of stock. Common stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting. The holders of Series A preferred stock are not entitled to vote their shares of Series A preferred stock regarding the approval of the transactions.

QUORUM AND VOTE REQUIRED

     Our charter and bylaws require (a) the presence, in person or by duly executed proxy, of the stockholders entitled to cast at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum and (b) the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast at the Special Meeting in order to approve the transactions. Messrs. Halpert and Wolfe have signed voting agreements with MergerCo, in which they have agreed to vote a total of 512,658 of their shares in favor of the transactions. These shares represent approximately 4.9% of our outstanding common stock.

     For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions and broker non-votes as present at the Special Meeting. Abstentions and broker non-votes will not, however, be counted as votes and, therefore, have the same effect as votes against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter for which the broker or other nominee does not have discretionary voting power.

PROXIES, VOTING AND REVOCATION

     Shares of our common stock represented at the special meeting by properly executed proxies received prior to, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy would be voted "For" the approval of the plan of liquidation, the transactions and the transaction agreements. Proxies are being solicited on behalf of our board.

     A proxy may be revoked at any time before it is voted at the special meeting. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

     - delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

     - duly executing, dating and delivering to our secretary a subsequent proxy; or

     - attending the special meeting and voting in person.

     Attendance at the special meeting will not, in and of itself, constitute revocation of a previously delivered proxy. Any written notice revoking a proxy should be delivered to First Washington Realty Trust, Inc., 4350 East-West Highway, Suite 400, Bethesda, Maryland 20841, Attention: Jeffrey S. Distenfeld, Secretary.

SOLICITATION OF PROXIES AND EXPENSES

     We will bear the entire cost of solicitation of proxies from our stockholders. We have retained MacKenzie Partners, Inc. to assist in soliciting proxies and will pay approximately $7,000 plus reasonable out-of-pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of our common stock or Series A preferred stock beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of the shares of our common stock and Series A preferred stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

                           TERMS OF THE TRANSACTIONS

     The terms of the transactions are included in the following transaction agreements:

     - a master agreement, dated as of September 27, 2000, among USRP I, LLC, MergerCo, USRP LP, LLC, U.S. Retail Partners, LLC, MergerLP, the Company, the Operating Partnership and certain subsidiaries of the Company and the Operating Partnership, which is attached as Exhibit A and is incorporated into this proxy statement by reference;

     - the real estate purchase agreement, dated as of September 27, 2000, among the Operating Partnership, the Company, certain subsidiaries of the Company and the Operating Partnership and USRP I, LLC, which is attached as Exhibit B and is incorporated into this proxy statement by reference;

     - a Limited Partnership Interest Purchase and Sale Agreement, dated as of September 27, 2000, between the Company and USRP LP, LLC, which is attached as Exhibit C and is incorporated into this proxy statement by reference; and

     - an agreement and plan of merger, which we refer to as the "merger agreement", dated as of September 27, 2000, among MergerCo, MergerLP, the Company and the Operating Partnership, which is attached as Exhibit D and is incorporated into this proxy statement by reference.

     The plan of liquidation contemplates the liquidation of the Company through completion of the transactions.

CLOSINGS AND THE EFFECTIVE TIME

     The transactions described in this proxy statement will be consummated after the fulfillment or waiver of all of the conditions to the transactions, but no earlier than January 12, 2001. See "Conditions to the Transactions". The mergers, the last step in the transactions, will become effective when (1) the State Department of Assessments and Taxation of Maryland has accepted for record
(x) the Articles of Merger for the Company Merger in accordance with the Maryland General Corporation Law, and (y) the Articles of

Merger for the Partnership Merger in accordance with the Maryland Revised Uniform Limited Partnership Act, and (2) the Secretary of State of the State of Delaware has accepted for record (x) the Certificate of Merger for the Company Merger in accordance with the Delaware Limited Liability Company Act, as amended, and (y) the Certificate of Merger for the Partnership Merger in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended. At that time, the Company and the Operating Partnership will be merged with and into MergerCo and MergerLP, respectively, and will cease to exist as separate entities, and all of our subsidiaries will become subsidiaries of MergerCo.

     The transaction agreements require that all conditions to each step of the transactions be satisfied or waived before any step of the transactions can be consummated, so that no step of the transactions will be completed unless all the transactions are completed. In addition, a default under any of the transaction agreements will allow the non-defaulting party to terminate all of the transaction agreements. The parties contemplate that the transactions will occur in the order set forth above on the same day.

ASSET SALE

     In the real estate purchase agreement, the Company and certain of its subsidiaries have agreed to sell and USRP I, LLC has agreed to purchase substantially all of the assets of the Company and its subsidiaries, other than six properties subject to contractual restrictions on their sale in consideration of a purchase price of $673,987,783, less the outstanding balance of loans assumed by USRP I LLC in the Asset Sale, subject to adjustments set forth in the master agreement. Such adjustments generally (1) allocate the expense and benefit of owning and operating the properties (including the properties to be sold through the mergers rather than the Asset Sale) to the Company and its subsidiaries with respect to the period ending on the date immediately preceding the date on which the closing of the transactions occurs, and to the USRP Entities thereafter, (2) compensate the Company and its subsidiaries for working capital and accounts receivable, which we estimate will equal approximately $7,932,600 to be assigned to the USRP Entities at the closing of the transactions and (3) allocate expenses incurred in connection with the transactions. Items that will be adjusted to allocate the expense and benefit of owning and operating the properties include taxes and assessments, tenant deposits, leasing costs, rents and other customary items of income and expense.

     Expenses of the transactions allocated among the Company and its subsidiaries and the USRP Entities include:

     - recording fees;

     - transfer taxes, deed stamps and similar amounts;

     - title insurance update costs and premiums;

     - escrow charges;

     - fees, additional premiums, reductions in refunds of unused prepaid premiums and other costs payable as a result of any early termination of insurance policies;

     - the costs of obtaining the required consent of any lender whose loan is assumed by the USRP Entities; and

     - prepayment fees, yield maintenance amounts, defeasance costs or similar amounts paid in connection with loans which are not assumed by the USRP Entities but are instead paid off at the closing of the transactions.

     The purchase price to be paid by USRP I, LLC in the Asset Sale will also be
(1) reduced by an agreed amount in the event that specified tenants at the properties exercise rights held by such tenants to purchase portions of these properties; (2) increased according to an agreed formula in the event that portions of the properties that are subject to existing binding sale contracts are not sold pursuant to such contracts prior to the closing of the transactions, subject to conditions and limitations contained in the master agreement; and/or (3) decreased by the reasonably anticipated cost to complete and/or pay for specified construction projects not completed and fully paid prior to the closing of the transactions.

     After the consummation of the Asset Sale, the Operating Partnership will use:

     - approximately $58,288,000 of the cash proceeds received from USRP I, LLC in the Asset Sale to repay its line of credit and other mortgages to be repaid according to the transaction agreements;

     - approximately $6,000,000 of the proceeds to pay for transfer taxes resulting from the transactions;

     - approximately $6,950,000 of the proceeds to pay cash severance payments under employment agreements;

     - approximately $5,052,000 of the proceeds to pay excise tax "gross-up" payments under to employment agreements;

     - approximately $2,080,000 of the proceeds to pay retention bonuses to members of senior management;

     - approximately $1,000,000 of the proceeds to pay retention bonuses to other employees;

     - approximately $3,900,000 of the proceeds to settle obligations under employment agreements with respect to contingent shares of our common stock;

     - approximately $7,200,000 of the proceeds to cash out all outstanding options for our common stock; and

     - approximately $10,824,000 of the proceeds to pay for transaction expenses incurred as a result of the transactions.

     Prior to the consummation of the Interest Sale, the Operating Partnership will distribute the net proceeds of the Asset Sale to its partners, and the Company will make a liquidating distribution, including the amount of the net proceeds received from the Operating Partnership, to its stockholders in accordance with the Company's Charter. We estimate that distributions to our stockholders and the Operating Partnership's limited partners will be, in the aggregate, approximately $371,875,000. We estimate this amount will result in the distribution of approximately $21.25 per share of common stock or common unit of limited partnership interest, as applicable, and approximately $27.24 per share of Series A preferred stock or preferred unit of limited partnership interest, as applicable. See "Sources and Uses of Distribution Proceeds and Merger Consideration."

INTEREST SALE

     Immediately after the consummation of the Asset Sale and the distributions of the net proceeds described above, the Operating Partnership will convert the Company's general partnership interest (currently, including both common units and preferred units, an approximately 74% interest) in the Operating Partnership into a 1% general partnership interest, with the remainder of the Company's interest in the Operating Partnership being converted into Series A common units of limited partnership interest, which, based on current percentage interests in the Operating Partnership, would represent an approximately 73% interest in the Operating Partnership.

     The Company will then sell these Series A common units to USRP LP, LLC, the limited partner of MergerLP, in exchange for a promissory note in the amount of the product of (1) $83,166,740, adjusted as set forth in the "Partnership Merger" for any change in the balance of assumed loans encumbering the six properties not sold in the Asset Sale, multiplied by (2) the percentage interest in the Operating Partnership represented by the Series A common units immediately prior to the closing of the Interest Sale. We estimate that this amount will equal approximately $60,712,000. Stockholders will be compensated for this note, and all other assets remaining in the Company immediately prior to the mergers, in the form of cash merger consideration. This merger consideration, which values the note at face value, is explained below in "Company Merger."

COMPANY MERGER

     Under the merger agreement, simultaneously with the consummation of the Partnership Merger, the Company will merge with and into MergerCo. In the Company Merger, each share of our common stock and Series A preferred stock issued and outstanding immediately prior to the effective time of the Company Merger will be canceled, retired and converted into the right to receive the Company Merger consideration. As a result of the Company Merger, the separate legal existence of the Company will cease and all of its subsidiaries will become subsidiaries of MergerCo.

     Effect on Common Stock and Series A Preferred Stock. At the effective time of the mergers, without any further action:

     - each share of our common stock issued and outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive an amount in cash, without any interest thereon, equal to (1) $83,166,740, adjusted as set forth below for any change in the balance of assumed loans encumbering the six properties not sold in the Asset Sale, divided by (2) the number of shares of our common stock that would be outstanding immediately prior to the effective time of the mergers if all holders, other than the Company, of our Series A preferred stock and the Operating Partnership's partnership interests had converted their Series A preferred stock, including accrued but unpaid dividends thereon, and/or partnership units, including accrued but unpaid distributions thereon, into our common stock immediately prior to the effective time of the mergers; and

     - each share of our Series A preferred stock issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive an amount in cash equal to the sum of (1)
       1.282051282051 multiplied by the per share amount calculated above for our common stock and (2) any accrued and unpaid dividends on such share of Series A preferred stock.

     In determining the amount paid per common unit, the $83,166,740 will be increased by the excess of (1) the total outstanding balance, including principal and any accrued and unpaid interest, of loans specified in a schedule to the merger agreement and assumed in connection with the properties retained after the Asset Sale over (2) the total outstanding balance of such loans at the effective time of the mergers, excluding a $3,000,000 loan specified in the merger agreement and relating to the Woodmoor Shopping Center, one of the retained properties, provided that, if the amount described in clause (1) is less than clause (2), the amount of the difference will be subtracted from rather than added to the $83,166,740 amount.

     We estimate that payment of the Company Merger consideration will result in distributions to our stockholders of approximately $4.75 per share of common stock, and approximately $6.09 per share of Series A preferred stock.

     The result of the distribution of the net proceeds of the Asset Sale to our stockholders made immediately prior to the Interest Sale and the payment of the Company Merger consideration will be that holders of our Series A preferred stock will receive an amount equal to the amount such holder would have received had such holder converted its shares of our Series A preferred stock into common stock immediately prior to the consummation of the transactions.

     Exchange of Stock Certificates. Prior to the effective time of the mergers, MergerCo will deposit with American Stock Transfer & Trust Company, which is acting as the exchange agent, cash in the amount of the aggregate consideration to be paid to stockholders in consideration of the Company Merger. Promptly after the effective time of the mergers, the exchange agent will send to each stockholder a letter of transmittal and detailed instructions specifying the procedures to be followed for surrendering stock certificates and receiving the consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

     Appraisal Rights. No appraisal rights will be available to our stockholders in connection with the transactions.

PARTNERSHIP MERGER

     Under the merger agreement, simultaneously with the consummation of the Company Merger, the Operating Partnership will merge with and into MergerLP. After the Partnership Merger, each partnership interest in the Operating Partnership will automatically cease to exist and will represent only the right to receive the Partnership Merger consideration described below.

     Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests held by the Operating Partnership's limited partners will depend on the election made by each limited partner regarding the form of merger consideration. Each of the Operating Partnership's limited partners electing to receive all cash consideration, will receive cash in the following amounts:

     - for each common unit of limited partnership interest, the amount obtained by dividing (1) $83,166,740, adjusted as set forth in "-- Company Merger", above, for any change in the balance assumed loans encumbering the six properties not sold in the Asset Sale by (2) the number of shares of our common stock that would be outstanding immediately prior to the effective time of the mergers if all holders, other than the Company, of our Series A preferred stock and the partnership interests in the Operating Partnership had converted their Series A preferred stock, including accrued but unpaid dividends thereon, and partnership interests, including accrued but unpaid distributions thereon, into our common stock immediately prior to the effective time of the mergers; and

     - for each preferred unit of limited partnership interest, an amount equal
       1.282051282051 multiplied by the amount determined above for each common unit.

     We estimate that payment of the Partnership Merger consideration will result in distributions to the Operating Partnership's limited partners of approximately $4.75 per common unit of limited partnership interest, and approximately $6.09 per preferred unit of limited partnership interest.

     Each limited partner electing to receive part of his, her or its merger consideration in partnership interests will receive, in addition to the distribution of the net proceeds from the Asset Sale:

     - for each common unit, one preferred unit of limited partnership interest in MergerLP; and

     - for each preferred unit, 1.282051282051 preferred units of limited partnership interest in MergerLP.

     The preferred units of limited partnership interest in MergerLP received by the Operating Partnership's limited partners as merger consideration will constitute 100% of the preferred units of limited partnership interest in MergerLP.

     Each Series A Common Unit owned by USRP LP, LLC will be exchanged for and converted into one common unit of limited partnership interest of MergerLP. The common units of limited partnership interest received by USRP LP, LLC as merger consideration will constitute 100% of the common units of limited partnership interest in MergerLP.

     Payment of Exiting Partner Consideration. Prior to the effective time of the mergers, MergerLP will deposit with the exchange agent cash in the amount of the aggregate consideration to be paid to the limited partners who have elected to receive the merger portion of their consideration in cash. Promptly after the effective time of the mergers, the exchange agent will send to each such limited partner a letter of transmittal and detailed instructions specifying the procedures to be followed for receiving the applicable amount of the merger consideration.

     Appraisal Rights. Limited partners of the Operating Partnership following the procedures described in this paragraph will not be entitled to receive any Partnership Merger consideration, but rather will be entitled to receive the fair value of such partnership interests, as reduced by the net proceeds of the Asset Sale distributed by the Operating Partnership to such limited partners, determined in accordance with the applicable provisions of Maryland law. Each limited partner who becomes entitled to receive such payment will be paid by MergerLP after the effective time of the Partnership Merger and such limited partner's partnership interests will be canceled. To be entitled to a determination of fair vale, a limited partner must:

     - prior to December 5, 2000, which is 20 business days after the date of the consent solicitation memorandum distributed to the Operating Partnership's limited partners, file written objections to the Partnership Merger;

     - not consent to the Partnership Merger; and

     - subsequently perfect his, her or its rights in accordance with Title 3, Subtitle 2 of the Maryland General Corporation Law, as applicable to limited partners of a Maryland limited partnership by virtue of Section 10-208(f) of the Maryland Revised Uniform Limited Partnership Act.

     Alternate Structure. Prior to the effective time of the Partnership Merger, MergerLP has the right, at its election, to restructure the Partnership Merger so that, rather than merging directly with and into MergerLP, the Operating Partnership would merge with and into a limited liability company that is wholly owned by MergerLP; provided that MergerLP will not be able to restructure the Partnership Merger in this manner if such restructuring would have an adverse financial effect on our stockholders or the Operating Partnership's limited partners.

CONDUCT OF THE BUSINESS PRIOR TO THE TRANSACTIONS

     The Company and its subsidiaries have agreed that, prior to consummation of the transactions, except as otherwise contemplated by the transaction agreements, they will:

     - conduct their respective businesses only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their business organizations, goodwill and ongoing business;

     - confer on a regular basis with the representatives of the USRP Entities regarding material operational matters and related proposals and certain tax and regulatory matters, and promptly notify the USRP Entities of any material developments or changes in the business;

     - do all things necessary to ensure that the Company continues to meet the requirements to maintain its status as a REIT within the meaning of the Code; and

     - comply in all material respects with all easements, covenants, conditions, restrictions and other encumbrances affecting their real property.

     In addition, the master agreement specifically prohibits the Company and its subsidiaries, except with the consent of the USRP Entities or as otherwise contemplated by the transaction agreements, from, among other things, taking any of the following actions:

     - submit any written communication or filing to any state environmental authority, in which case the USRP Entities' consent cannot be unreasonably withheld;

     - acquire, enter into an option to acquire or exercise an option to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement to develop any type of real estate projects other than in the ordinary course of business consistent with past practice;

     - pay dividends or make distributions, other than (1) regular quarterly dividends paid in accordance with normal payment schedules, but not to exceed $0.4875 per share of our common stock or common unit of limited partnership interest in the Operating Partnership, except to the extent a greater amount is required to prevent the Company from having positive REIT taxable income and (2) with respect to our Series A preferred stock or preferred units of limited partnership interest in the Operating Partnership as required by our Charter or the Operating Partnership's partnership agreement, as applicable;

     - amend any of their organizational documents or our rights agreement with American Stock Transfer & Trust Company, dated as of October 10, 1998;

     - except in connection with the exercise of options, warrants, conversion rights and other contractual rights existing as of September 27, 2000 and disclosed in the transaction agreements, issue any shares of their stock or partnership or other interests, as applicable, or effect any split, recapitalization or similar transaction or grant any option or other right not existing on September 27, 2000 to acquire shares of their stock or partnership or other interests, as applicable;

     - redeem, purchase or otherwise acquire any shares of their stock or partnership or other interests, as applicable;

     - increase any compensation or enter into or amend any employment agreement with any of their present or future officers or directors;

     - except with respect to the adoption of a retention plan described in the master agreement, adopt any new employment benefit plan or amend any existing plan in any material respect more favorable to the participants;

     - sell, or otherwise dispose of any properties or portion thereof, shares of their stock or partnership or other interests, as applicable, or, except in the ordinary course of business, any of their assets;

     - make any loans or capital contributions to, or investments in, any individual or entity;

     - pay or satisfy any claims, liabilities or obligations other than payment or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities incurred in the ordinary course of business or reflected in our most recent consolidated financial statements filed with the SEC;

     - enter into any agreement or obligation that may result in total liability of the Company and its subsidiaries in excess of $25,000, except for the renewal of casualty and property insurance policies held by the Company and its subsidiaries in the ordinary course of business;

     - enter into any agreement or obligation with any officer, director, consultant or affiliate of the Company and its subsidiaries or any family member thereof;

     - terminate any employee under circumstances that would result in severance payments to such employee, or pay any severance benefits to any employee on account of such employee's termination, other than in accordance with an exhibit to the merger agreement;

     - generally take or fail to take any action that would cause their representations and warranties made in the transaction agreements to cease to be true and correct in any material respect;

     - amend or modify the terms or conditions of, or documents evidencing or securing, any of the loans set forth on an exhibit to the master agreement and being assumed by the USRP Entities, in which case consent by the USRP Entities will not unreasonably be withheld or delayed;

     - amend or modify the terms of any contribution agreement or insurance policy; or

     - execute or modify any leases pertaining to premises in excess of 3,000 rentable square feet without consent of the USRP Entities, provided that the USRP Entities must be reasonable in determining whether or not to consent to execution or modification of these leases.

CONDITIONS TO THE TRANSACTIONS

     Before the transactions can occur, several conditions must be fulfilled, or, alternatively, waived by the appropriate party or parties. The conditions that remain outstanding include the following:

     - obtaining the requisite approval of our stockholders and the Operating Partnership's limited partners;

     - no preliminary or permanent injunction or other order having been issued by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission and no other legal restraint or prohibition making the transactions illegal, or otherwise materially restricting, preventing or prohibiting the transactions, being in effect;

     - obtaining any governmental or regulatory consents that are necessary to complete the transactions;

     - each party having performed and complied in all material respects with all of the terms of the transaction agreements to be complied with by such party prior to the closings of the transactions;

     - the representations and warranties made by each party continuing to be true as of the closing date of the transactions, subject to qualifications for materiality, provided that representations and warranties made by the Company and its subsidiaries will not be deemed to be breached to the extent that the USRP Entities had actual knowledge of such breach as of September 27, 2000;

     - the willingness of LandAmerica Title Insurance Company, upon payment and performance by the USRP Entities of their obligations under the transaction agreements, to issue appropriate title insurance policies;

     - receiving estoppel certificates that do not allege any material defaults by the Company or any of its subsidiaries from (1) each Major Tenant, as defined in the master agreement, (2) tenants leasing more than 80% of the gross leasable area of specified leases that demise from 5,000 to 15,000 gross leasable square feet and (3) tenants leasing more than 60% of the gross leasable area of -- all of the properties under leases demising less than 5,000 gross leasable square feet;

     - obtaining the other third party consents required by the transaction agreements;

     - from June 30, 2000 through the closing date of the transactions, there having not occurred any change or changes that, individually or collectively with all other changes, has had, or is reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or operating income of the Company and its subsidiaries, taken as a whole;

     - obtaining certificates from executive officers of USRP I, LLC, on the one hand, and the Company, on the other hand, to the effect that certain conditions set forth above have been met;

     - the management agreement, described in "-- Management Agreement with FRW, Inc.", remaining in full force and effect;

     - Messrs. Halpert and Wolfe having sold all of the shares of capital stock in First Washington Management, Inc., a District of Columbia corporation and the Company's current management company, to the USRP Entities;

     - terminating the employment of all employees of the Company as of the effective time of the mergers and making or providing for payment of wages, salaries, benefits and other related claims described in the merger agreement and "The Transactions -- Interests of Certain Person in the Transactions";

     - each restricted share of our common stock having become fully vested and unrestricted and each option having become fully vested, exercisable and settled;

     - the Operating Partnership having paid all expenses related to the negotiation and preparation of the transactions incurred or otherwise required to be paid by the Company or the Operating Partnership;

     - the Operating Partnership repaying all indebtedness under its credit facility;

     - the Operating Partnership having borrowed $3,000,000 of qualified, non-recourse financing related to the Woodmoor Shopping Center;

     - obtaining an opinion from Latham & Watkins relating to the Company's qualification as a REIT under the Code and the treatment of our subsidiaries as partnerships rather than associations taxable as corporations or publicly traded partnerships for federal income tax purposes;

     - paying all accrued liabilities of the Company's and its Subsidiaries' other than contingent liabilities and ordinary course accounts payable, accrued expenses and other liabilities specified in the transaction agreements; and

     - assigning the Company's and its subsidiaries' employee benefit plans and similar plans to FRW, Inc., on terms and conditions reasonably acceptable to MergerCo, or terminating such plans without any further liabilities on the part of the Company or its subsidiaries or the USRP Entities.

REPRESENTATIONS AND WARRANTIES

     In the master agreement, the Company and its subsidiaries made customary representations and warranties, subject to qualifications for materiality and exceptions disclosed to the USRP Entities, concerning their business and assets. The representations and warranties must be true and correct, subject to customary qualifications for materiality, at the closing date of the transactions, or the USRP Entities will not be required to complete the transactions. These representations and warranties include, among others:

     - that the Company and its subsidiaries are validly existing and in good standing and that the issued and outstanding shares of stock and partnership and other equity interests, as the case may be, of the Company and its subsidiaries are fully paid and nonassessable;

     - that the businesses of the Company and its subsidiaries are not in violation of laws;

     - that our board of directors authorized signing the transaction agreements and the performance of the transactions;

     - that neither the execution and delivery of the transaction agreements nor the performance of the transactions will conflict with or breach the Company's and its subsidiaries' organizational documents, employee benefit plans, agreements or similar obligations or require any consent from or registration with any governmental entity;

     - that except as otherwise disclosed, there are no material suits or actions filed or threatened against the Company and its subsidiaries;

     - that we have, for each taxable year since the formation of the Company, been subject to taxation as a REIT within the meaning of the Code and have satisfied the requirements to qualify as a REIT and have operated and intend to continue to operate consistent with the requirements for qualification and taxation as a REIT through the end of the taxable year ending at the effective time of the mergers;

     - that since June 30, 2000, there has not been any change that, individually or collectively with all other such changes, has had or is reasonably likely to have a material adverse effect on the business, results of operations, financial condition or operating income of the Company and its subsidiaries, taken as a whole; and

     - that the Company and its subsidiaries have attached as an exhibit to the master agreement rent rolls that, taken as a whole, are true and correct in all material respects.

     The master agreement also contains customary representations and warranties, subject to qualifications for materiality, of the USRP Entities relating to various aspects of their business, including:

     - that the USRP Entities are validly existing and in good standing and that the issued and outstanding shares of capital stock and partnership and other equity interests of the USRP Entities are fully paid and nonassessable;

     - that the members or general partner, as the case may be, of each USRP Entity authorized the signing of the transaction agreements and performance of the transactions;

     - that neither the execution and delivery of the transaction agreements nor the performance of the transactions will conflict with or breach the USRP Entities' organizational documents, agreements or similar obligations or require any consent from or registration with any governmental entity; and

     - that the USRP Entities will have sufficient funds to consummate the transactions.

SOLICITATION OF PROPOSALS FROM OTHER PARTIES

     In accordance with the master agreement, the Company and its subsidiaries have agreed that, until the termination of the master agreement or the effective time of the mergers, they will not authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, or other representatives to solicit, initiate, facilitate or encourage any inquiries related to or proposals for:

     - a merger, consolidation or similar transaction involving the Company or any of its subsidiaries;

     - the sale, lease or other disposition, directly or indirectly, of 10% or more of the consolidated assets of the Company and its subsidiaries;

     - the issuance, sale or other disposition by the Company or the Operating Partnership of securities representing 10% or more of the votes associated with the outstanding securities of the Company or the Operating Partnership;

     - a tender offer or an exchange offer for 10% or more of the outstanding shares of our common stock; or

     - a similar transaction.

     We must promptly notify MergerCo in writing within one business day of the material terms and conditions of any inquiry or proposal that the we or any of our subsidiaries receive concerning any of the transactions mentioned above.

     However, if we receive an unsolicited proposal prior to the approval of the transactions by our stockholders, we can furnish information to the soliciting third party if our board of directors determines, in good faith after consultation with and consistent with the advice of its legal counsel and financial advisors, that:

        (1) this proposal is reasonably likely to lead to a transaction that is more favorable to our stockholders and the Operating Partnership's partners than the proposed transactions; and

        (2) such action is consistent with its duties to our stockholders and to the Operating Partnership's partners under applicable Maryland law.

     In addition, if the conditions listed in clauses (1) and (2) immediately above are satisfied, we can participate in negotiations concerning that proposal, so long as the third party enters into an agreement with the Company and its subsidiaries that:

        (1) obligates the third party to keep confidential and not to disclose confidential information provided to it;

        (2) obligates the third party not to acquire any of the Company's stock;

        (3) is in a customary form satisfactory to the USRP Entities: and

        (4) provides the USRP Entities with third party beneficiary rights to enforce the agreement.

     Our board of directors may also approve or recommend, or enter into an agreement to enter into, another business combination after determining in good faith, after consultation with and consistent with the advice of its outside legal counsel and financial advisors, that it has received a superior proposal, and that such action is consistent with its duties to our stockholders and to the partners of the Operating Partnership under applicable Maryland law and, at the same time, withdraw or modify its approval and recommendation of the transactions if such withdrawal or modification is required to satisfy its duties, if any, under applicable Maryland law. In this circumstance, the Company or the USRP Entities will have the right to terminate the transaction agreements, provided that prior to any such termination the Company and its subsidiaries will pay to the USRP Entities a termination fee of $18 million plus the USRP Entities, expenses as described in "Termination of the Transaction Agreements" and "Termination Fee; USRP Expenses."

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

TERMINATION OF THE TRANSACTION AGREEMENTS

     The transaction agreements may be terminated, whether before or after receiving approval of the Company's stockholders and the Operating Partnership's limited partners:

     - by mutual written consent of the USRP Entities and the Company and its subsidiaries;

     - if any United States federal or state court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any other action permanently enjoining or prohibiting the transactions, provided that the terminating party has used reasonable best efforts to appeal such order, decree, ruling or action;

     - if the non-terminating party has breached any representation, warranty, covenant or agreement in the transaction agreements, or any representation and warranty becomes untrue, in either case such that the conditions to closing are incapable of being satisfied by September 30, 2001;

     - by the USRP Entities, if (1) our board of directors has failed to approve or recommend, or has withdrawn or changed its approval or recommendation of, any of the transactions, (2) the Company has failed to include the favorable recommendation of our board of directors of the transactions in the proxy statement sent to our stockholders to solicit their votes in connection with a special meeting held to approve the transactions and the transaction agreements, (3) our board of directors has recommended that our stockholders accept another business combination proposal that it determines, in good faith, will be more favorable to our stockholders and the partners of the Operating Partnership, (4) the Company or our board has publicly remained neutral toward any business combination proposed by a third party; or (5) the Company or our board has resolved to do any of the foregoing;

     - by the Company, prior to the special meeting, after providing the USRP Entities with at least four business days' notice, during which they may submit a new proposal, if our board of directors determines (1) to accept another business combination proposal that it determines in good faith (consistent with the advice of its outside legal and financial advisors) will be more favorable to our stockholders and the partners of the Operating Partnership and (2) that termination of the transaction agreements is consistent with its duties to our stockholders and the partners of the Operating Partnership under applicable Maryland law;

     - the transactions fail to receive the requisite vote for approval and adoption by our stockholders or the requisite consent of the Operating Partnership's limited partners; or

     - the transactions are not completed by September 30, 2001.

TERMINATION FEE; USRP EXPENSES

     Termination Fee. The Company and its subsidiaries must pay a termination fee, plus the USRP Entities' out-of-pocket costs and expenses, up to $3,000,000, if the transaction agreements are terminated in the following circumstances:

     - by the USRP Entities, if the Company or any of our subsidiaries has willfully breached any representation, warranty, covenant or agreement in the transaction agreements such that the conditions to closing are incapable of being satisfied by September 30, 2001, if, within one year of such termination, the Company accepts a proposal for a business combination with a third party;

     - by the USRP Entities, due to our board of directors' modification or withdrawal of its recommendation of the transactions or our board's recommendation of, or public neutrality regarding, an alternative business combination proposal from a third party;

     - by the Company, in connection with a decision by our board of directors to accept a proposal for a business combination from a third party; or

     - if (1) a proposal by a third party for a business combination with the Company has, prior to the special meeting, been received by the Company or publicly disclosed, (2) the transactions fail to obtain the required approval of either our stockholders or the limited partners of the Operating Partnership and (3) within one year after termination of the transaction agreements due to such failure to obtain required stockholder or partner approvals, our board of directors recommends, or agrees to recommend, a third party business combination.

     The transaction agreements specify that the termination fee payable in the circumstances described above will be equal to $18,000,000, plus the sum of the out-of-pocket costs and expenses, up to a maximum of $3,000,000, incurred by or on the behalf of the USRP Entities in connection with the transactions, except that the USRP Entities will not be entitled to the expenses if and to the extent they have previously been paid as described below.

     USRP Expenses. The Company and its subsidiaries must reimburse the USRP Entities in an amount, up to $3,000,000, equal to the expenses incurred by the USRP Entities in connection with the transactions, if the transaction agreements are terminated in the following circumstances:

     - by the USRP Entities, if the Company or any of its subsidiaries has breached any representation, warranty, covenant or agreement in the transaction agreements such that the conditions to closing are incapable of being satisfied by September 30, 2001, and such termination does not obligate the Company to pay the termination fee;

     - if the transactions fail to receive the required approval of either our stockholders or the Operating Partnership's limited partners; or

     - the transactions failed to close by September 30, 2001 due to the failure of the Company and its subsidiaries to have specified non-permitted encumbrances removed.

EXPENSES

     Generally, each party must pay all fees, costs and expenses incurred by it in connection with the transaction agreements and the transactions. However, if the transaction agreements are terminated in the circumstances described in "Termination Fee; USRP Expenses", the Company and its subsidiaries will pay the USRP Expenses. In addition, if the transactions are consummated, some of these fees, costs and expenses will be deducted from the purchase price paid in connection with the Asset Sale in accordance with the terms of the real estate purchase agreement.

EMPLOYMENT PROGRAMS

     The merger agreement provides that the employment of all employees of the Company and employees of our subsidiaries shall be terminated prior to the effective time of the mergers. The Company has agreed to pay all wages and all medical, dental, health or life benefits, workers' compensation and disability claims incurred by any employee prior to the effective time of the mergers. The Company has also agreed to pay all accrued vacation, holiday, sick or personal time and all bonuses and commissions to which any employee is entitled. The Company has agreed to extinguish or otherwise assign to FRW, Inc. all liabilities and obligations, if any, to former employees of the Company and its subsidiaries who retired or terminated employment prior to the effective time of the mergers. In the management agreement, FRW, Inc. has agreed to assume all assets, obligations and liabilities relating to the employee benefit plans and to indemnify MergerLP and USRP I, LLC and their affiliates with respect to any claims relating to such assets, obligations and liabilities relating to the employee benefit plans prior to the effective time of the mergers, regardless of whether such events giving rise to such claims occurred before or after the effective time of the mergers. The USRP Entities will not be obligated to assume any liabilities or satisfy any employee claims in connection with the transactions. See "Management Agreement with FRW, Inc." below.

     Prior to the effective time of the mergers, the Company has agreed to pay all accrued benefits to participants or retirees and extinguish all contingent benefits, such as stock options outstanding for our common stock and all restricted and contingent stock awards under the employment programs, including severance, or to have such accrued benefits and contingent benefits assumed by FRW, Inc. on terms acceptable to MergerCo. As a result of the closing of the transactions, all restricted shares of our common
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

stock will become fully vested and unrestricted and the Company will extinguish obligations with respect to all contingent shares of our common stock. The estimated cost of cashing out the outstanding options, assuming a price of $26.00 per share, is $7,200,000. The estimated cost of cashing out the contingent stock awards, assuming a price of $26.00 per share, is $3,900,000. Under their respective employment agreements with the Company, the Company will pay Stuart D. Halpert and William J. Wolfe severance benefits of approximately $3,475,000 each. In addition, under the management agreement and the merger agreement, a retention bonus plan has been created in order to retain employees of the Company until the effective date of the mergers. The plan provides for aggregate retention payments of up to approximately $2,080,000 to James G. Blumenthal, Jeffrey S. Distenfeld, James G. Pounds, Kenneth I. Miller and Christine Schaaf and retention payments totaling up to $1,000,000 to be distributed among other employees. Those employees accepting a retention bonus will execute a release that will release the Company and all related entities or successors from all further employee claims or liability, or FRW, Inc. will indemnify the USRP Entities from any such employment-related claims and liabilities.

INDEMNIFICATION

     The merger agreement provides that, in the event of any threatened or actual claim, proceeding or investigation, whether civil, criminal or administrative, in which any person who is or has been or, prior to the effective time of the mergers, has become a director or officer of the Company or any of our subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that the person was a director or officer of the Company or any of our subsidiaries, or, at the request of the Company and its subsidiaries, of any other entity, the Company and its subsidiaries and the USRP Entities will cooperate and use reasonable best efforts to defend that person. After the effective time of the mergers, MergerCo will indemnify and hold harmless that person to the full extent permitted by our Charter and Bylaws against any liability or expense incurred in connection with any of these claims or proceedings. MergerCo further agreed to promptly pay the expenses of these indemnified parties in advance of a final disposition, subject to that person undertaking to reimburse the advances in the event of a final non-appealable determination by a court of competent jurisdiction that the person is not entitled to the payment of expenses. The merger agreement further provides that MergerCo will extend, for six years after the effective time of the mergers, all rights of indemnification existing in favor of, and all limitations on liability of, the directors and officers of the Company and its subsidiaries provided for in our Charter and Bylaws. Prior to the closing of the transactions, the Company will purchase directors' and officers' liability insurance providing the officers and directors with not less than the existing coverage for the six years after the effective time of the mergers.

WAIVER AND AMENDMENT

     At any time prior to the effective time of the mergers, the parties may:

     - extend the time for the performance of any of the obligations or other acts of the other parties set forth in the transaction agreements;

     - waive any inaccuracies in the representations and warranties contained in the transaction agreements or in any document delivered pursuant to the transaction agreements; or

     - waive compliance with any of the agreements or conditions contained in the transaction agreements.

     Any such waiver or extension must be in writing and signed by the party against whom enforcement of the waiver or extension is sought. The transaction agreements may be amended by the parties in writing following authorization by our board of directors, but, after approval of the transactions by our stockholders, no amendment may be made for which approval of our stockholders or the Operating Partnership's partners is required without obtaining such approval.

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

MANAGEMENT AGREEMENT WITH FRW, INC.

     MergerLP and USRP I, LLC have entered into a management agreement, dated as of September 27, 2000, with Stuart D. Halpert, William J. Wolfe and FRW, Inc., under which USRP I, LLC and MergerLP have appointed FRW, Inc. as the exclusive manager of the properties being acquired by the USRP Entities for a term of three years beginning on the effective date of the mergers.

     In the management agreement, FRW, Inc. has covenanted:

          - to acquire the current management company's furniture, fixtures and equipments for the appraised fair market value of $50,000; and

          - to assume liabilities and obligations with respect to the Company's employee benefit plans and similar plans and to assume the leases entered into by the Company's current management company and to obtain releases, or indemnify the USRP Entities, against liabilities arising from guaranties and the leases assumed by FRW, Inc.

     FRW, Inc. and Messrs. Halpert and Wolfe have agreed generally not to manage or own, directly or indirectly, for a period of three years after the effective date of the mergers, any shopping center property located within one and a half miles of any properties owned by MergerLP or USRP I, LLC. In addition, Messrs. Halpert and Wolfe each personally agreed:

          - to provide consulting services to U.S. Retail Partners, LLC and its affiliates, as needed, regarding CalPERS' East Coast shopping center strategy,

          - to act as an officer, director and/or employee of FRW, Inc.; and

          - to devote the time, effort and skill necessary to ensure that FRW, Inc. meets its management obligations under the management agreement, including, without limitation, by assisting with transition issues arising from the transfer of the properties, monitoring the existing tax protection agreements, maintaining relationships with the former limited partners of the Operating Partnership holding preferred units of limited partnership interest in MergerLP and advising MergerLP regarding its financial and tax reporting requirements with respect to such limited partners.

          Under the management agreement, FRW, Inc. will receive:

          - a management fee equal to 3% of gross monthly collections;

          - a fee for acquiring new properties equal to one percent of the purchase price of any such properties;

          - a fee for leases procured averaging 4% of the minimum rent payable over the first ten years of the lease, or a share of the fee averaging 5.5% of such minimum rent if a third party broker assisted in the procurement of the lease; a leasing renewal fee of 2% of the minimum rent payable over ten years, except that, if a third-party broker is involved, FRW, Inc. shares in an aggregate 3% fee;

          - construction supervision fees equal to 3% of the aggregate capital expenditures, not to exceed $100,000 for any one renovation, expansion or capital project; development fees ranging from 2%-3% of development costs;

          - an annual asset management fee of $4,000 per property; and

          - if the portfolio meets performance thresholds contained in the management agreement, an annual incentive fee generally equal to $4,000 per property; and reimbursement of certain expenses.

     As an inducement to enter into the management agreement for the initial three-year term, in addition to the fees for services and expenses, USRP I, LLC will pay to FRW, Inc.: (1) $4,500,000, which FRW, Inc. will use to retain specified members of senior management; and (2) $8,000,000, which will be paid in equal shares to each of Messrs. Halpert and Wolfe in order to retain their services. The $8,000,000 payment to Messrs. Halpert and Wolfe is subject to a pro-rated forfeiture and reimbursement to the USRP Entities if the management agreement is terminated prior to the end of the initial three-year term under circumstances set
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

forth in the management agreement or if Messrs. Halpert or Wolfe breach any of their separate obligations under the management agreement.

                                APPRAISAL RIGHTS

     No appraisal rights are available to our stockholders in connection with the Company Merger or any of the transactions contemplated by the transaction agreements because our common stock and Series A preferred stock were listed on the New York Stock Exchange as of December 5, 2000, the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. The Operating Partnership's limited partners have appraisal rights in accordance with applicable Maryland law as described in "Terms of the Transactions -- Partnership Merger".

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the transactions generally relevant to holders of our common stock and our Series A preferred stock. We refer in this discussion to our common stock and our Series A preferred stock as our "capital stock". This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, and current administrative interpretations and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to the transactions. We do not plan to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the transactions. Thus, no assurance can be provided that the statements set forth in this proxy statement will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     The discussion below does not address all U.S. federal income tax consequences of the transactions. The tax treatment of a holder of our capital stock may vary based on the individual circumstances of a particular stockholder in light of his or her personal investment or tax circumstances. In addition, stockholders subject to special treatment under the U.S. federal income tax laws may be subject to special rules not discussed below. These stockholders include:

     - traders and dealers in securities,

     - tax-exempt entities,

     - insurance companies and other financial institutions,

     - persons subject to alternative minimum tax,

     - persons who hold our capital stock as part of a straddle, hedge, a constructive sale transaction or a conversion transaction,

     - persons that have a functional currency other than the U.S. dollar,

     - persons who acquired our capital stock through the exercise of an employee stock option or right or otherwise as compensation and

     - non-U.S. Stockholders, other than as set forth below.

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

     Generally, when we use the term "U.S. Stockholder," we mean a holder of our capital stock who, for U.S. federal income tax purposes:

     - is a citizen or resident of the United States;

     - is a domestic corporation, including entities treated as corporations for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

     - is an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - is a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date, that elect to be treated as U.S. persons, shall also be considered U.S. Stockholders. In addition, if an entity treated as a partnership for U.S. federal income tax purposes holds our capital stock, the tax treatment of each partner of such a partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership which holds our capital stock, you should consult your tax advisor.

     An individual may, subject to certain exceptions, be deemed to be a resident of the United Sates, as opposed to a nonresident alien, by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

     The following description is general in nature and is not exhaustive of all possible tax considerations. Holders of our capital stock are urged to consult their own tax advisors, attorneys or accountants with specific reference to their own tax situation and potential changes in the applicable law. This discussion does not include any description of the tax laws of any state or local government or of any foreign government that may be applicable to holders of our capital stock. The discussion set forth below is based upon the assumption that our capital stock is held as a capital asset. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM OF THE TRANSACTIONS.

GENERAL

     The receipt of cash by our stockholders as a result of the liquidating distribution and the exchange of our capital stock in the Company Merger will be a taxable transaction. In addition, because the liquidating distribution and the Company Merger are contingent on each other and will occur pursuant to the same plan, a holder of our capital stock will be treated as if he or she exchanged our capital stock for the aggregate cash consideration received as a result of the liquidating distribution and as a result of the Company Merger. The amount of this consideration is referred to as the "Cash Consideration."

CONSEQUENCES TO U.S. STOCKHOLDERS

     If you are a U.S. Stockholder who holds our capital stock, you will recognize gain or loss in the transactions equal to the difference between the Cash Consideration you receive and your adjusted tax basis in your shares of our capital stock. This gain or loss will be capital gain or loss and this gain or loss will be long-term capital gain or loss if you have held our capital stock for more than one year. In general, if you recognize loss in the transaction and you have held our capital stock for six months or less, after applying certain holding period rules, the loss you recognize will be treated as long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gain, or to the extent of your share of any designated retained capital gains.

     In the case of stockholders who hold multiple blocks of our capital stock, in other words, stock acquired separately at different times or prices, gain or loss must be calculated and accounted for separately for each block of our stock.
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

CONSEQUENCES TO NON-U.S. STOCKHOLDERS

     For U.S. federal income tax purposes, the transactions will be treated as if we sold all of our assets and redeemed your capital stock in exchange for the Cash Consideration you receive. Under the Foreign Investment in Real Property Tax Act of 1980, also referred to as "FIRPTA", if you are a non-U.S. Stockholder you will be subject to U.S. federal income tax at regular graduated rates on the amount of the Cash Consideration that you receive that is attributable to gain on the disposition of our United States real property interests, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, a non-U.S. Stockholder that is a corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, which we refer to as the "Branch Profits Tax". We are required to withhold 35% of the amount of the Cash Consideration that a non-U.S. Stockholder would otherwise receive that is attributable to gain on the disposition of our assets. The amount we withhold will be creditable against a non-U.S. Stockholder's U.S. federal income tax liability.

     If our capital stock is treated as a United States real property interest, then under FIRPTA a non-U.S. Stockholder will be subject to U.S. federal income tax at regular graduated rates on the gain recognized in the transactions, subject to a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the Branch Profits Tax in the case of foreign corporations. In addition, in this case withholding at a rate of 10% will apply to the difference between (i) the Cash Consideration you receive in the transactions and (ii) the amount, if any, subject to 35% withholding as described above. In general, the gain recognized in the transactions would not be subject to this tax if we are a domestically controlled REIT within the meaning of the Internal Revenue Code. We will be a domestically controlled REIT if non-U.S. Stockholders hold less than 50% of the value of our stock at all times during the five-year period ending with the closing of the transactions. In addition, gain recognized on the disposition of our common stock or Series A preferred would not be subject to this tax if such class of stock is stock regularly traded on an established securities market within the meaning of the Internal Revenue Code and you do not own, actually or constructively under attribution rules provided in the Internal Revenue Code, in excess of 5% of the fair market value of our common stock and Series A preferred stock at any time during the shorter of the five-year period preceding the transactions or your holding period of such stock. We believe that our common stock and our Series A preferred stock are each regularly traded on an established securities market with the meaning of the Internal Revenue Code. However, we cannot assure you whether, if they are so traded, they will continue to be so traded; nor can we assure you that we are a domestically controlled REIT or will be a domestically controlled REIT as of the closing of the transactions. Non-U.S. Stockholders are urged to consult their tax advisors concerning the potential applicability of these provisions discussed in the two preceding paragraphs and the consequences of a sale or other disposition of their capital stock in advance of the transactions. WITHHOLDING

     To avoid FIRPTA withholding, U.S. Stockholders must certify under penalties of perjury their non-foreign status by completing the certification form that will be included with the letter of transmittal.

     The exchange of our capital stock for the Cash Consideration will be reported to the Internal Revenue Service. Back-up withholding at a rate of 31% will apply to payments made to a U.S. Stockholder, other than a corporation or other exempt recipient, unless the U.S. Stockholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from back-up withholding and meets certain other requirements. A non-U.S. Stockholder will be exempt from backup withholding provided that certain certification requirements are satisfied. If backup withholding applies, the amount withheld is not an additional tax, but is allowed as a refund or credit against that stockholder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

                              REGULATORY APPROVALS

     No federal or state regulatory requirements remain to be complied with in order to complete the transactions other than the filing of the articles of merger with the State Department of Assessments and
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

Taxation of Maryland and the certificates of merger with the Secretary of State of Delaware, in each case for the Company Merger and the Partnership Merger.

                                 OTHER MATTERS

     Our management knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their discretion unless the authority to do so is withheld in such proxy.

                         PROPOSALS BY OUR STOCKHOLDERS

     If we complete the transactions, we will cease to exist. If we do not complete the transactions when currently anticipated, any proposal intended to be presented by a stockholder at the next annual meeting of our stockholders must be received by the Company at our principal executive offices not later than December 15, 2000, in order to be included in our proxy statement and form of proxy relating to that meeting. In addition, our Bylaws as currently in effect provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must generally be stated in writing and given to the Secretary of the Company no less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, is obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Room 1024 Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Neither the Operating Partnership nor any of the USRP Entities is subject to the information filing requirements of the Securities Exchange Act of 1934.

     You should rely only on the information contained in this document to vote your shares of common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained
in this document. This document is dated December [            ], 2000. You
should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference each document we file with the SEC under the Securities Exchange Act after the date of this proxy statement and prior to the special meeting. All such documents will be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of filing such documents.

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

     We also are incorporating by reference into this proxy statement the documents listed below which have been filed with the SEC under the Securities Exchange Act:

          1) our Annual Report on Form 10-K (File No. 0-25230) for the fiscal year ended December 31, 1999;

          2) our Current Report on Form 8-K (File No. 0-25230) filed September 28, 2000;

          3) our Quarterly Report on Form 10-Q (File No. 0-25230) for the fiscal quarter ended September 30, 2000;

          4) our Quarterly Report on Form 10-Q (File No. 0-25230) for the fiscal quarter ended June 30, 2000;

          5) our Quarterly Report on Form 10-Q (File No. 0-25230) for the fiscal quarter ended March 31, 2000; and

          6) our Definitive Proxy Statement on Schedule 14-A, filed on March 31, 2000.

     Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

               First Washington Realty Trust, Inc.
               4350 East-West Highway, Suite 400
               Bethesda, Maryland 20814
               Attention: Secretary
               Telephone: (301) 907-7800

     If you would like to request documents from us, please do so immediately in order to ensure timely receipt before the special meeting.

                                     PROXY

                       FIRST WASHINGTON REALTY TRUST, INC.
                       4350 EAST-WEST HIGHWAY, SUITE 400
                            BETHESDA, MARYLAND 20814

   PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FIRST WASHINGTON REALTY TRUST,
             INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                       ON           , JANUARY  , 2001.

The undersigned stockholder of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), hereby constitutes and appoints William J. Wolfe and Jeffrey S. Distenfeld, and each of them, as proxies (the "Proxy Holders") for the undersigned, with full power of substitution in each, to attend the
special meeting of Stockholders of the Company to be held at               on
January , 2001 at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the special meeting with all powers possessed by the undersigned if personally present at the special meeting.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, this Proxy will be voted FOR the proposal set forth in Paragraph 1 on the reverse side hereof. THE PROXY HOLDERS ARE EACH AUTHORIZED TO VOTE, IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR MATTERS INCIDENTAL THERETO. Stockholders who plan to attend the special meeting may revoke their proxy by attending and casting their vote at the special meeting in person.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.

    PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY
                             IN ENCLOSED ENVELOPE.

                                                                SEE REVERSE SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

The Board of Directors recommends a vote FOR the proposal set forth in Paragraph 1 below.


1. Approval of the adoption of the Company's plan of liquidation, which is attached to the accompanying proxy statement as exhibit F, and, in connection with it, the disposition of substantially all of the Company's assets to, and the mergers with and into, affiliates of U.S. Retail Partners, LLC, a Delaware limited liability company and a joint venture of the California Public Employees' Retirement System, all as more fully described in the accompanying proxy statement; and

                                         FOR        AGAINST        ABSTAIN

                                         [ ]         [ ]             [ ]

2. To transact any other business as may properly come before the special meeting and any adjournment or postponement of that meeting or matters incidental thereto in the discretion of the Proxy Holders.

  CHECK HERE ONLY IF YOU PLAN TO ATTEND  [ ]
  THE SPECIAL MEETING IN PERSON.



Date: ____________________ Stockholder(s) signature(s): ________________________
________________________ Please sign name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.